                                   EXHIBIT (2)

                 PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

                                     BETWEEN

                     FIRST COMMUNITY FINANCIAL GROUP, INC.,

                              FIRST COMMUNITY BANK,

                                        AND

                               PRAIRIE SECURITY BANK

                         DATED AS OF SEPTEMBER 11, 1996

                                TABLE OF CONTENTS

                                                              Page
SECTION 1. DEFINITIONS                                           1
1.1.  Defined Terms                                              1
      -------------
1.2.  General Interpretation                                     7
      ----------------------

SECTION 2. TERMS OF TRANSACTION                                  7
2.1.  Transaction                                                7
      -----------
2.2.  Merger                                                     7
      ------
2.3.  Consideration                                              9
      -------------
2.4.  Alternative Structures                                    13
      ----------------------
2.5.  Letter of Transmittal                                     13
      ---------------------
2.6.  Undelivered Certificates                                  13
      ------------------------

SECTION 3. CLOSING OF THE TRANSACTION                           14
3.1.  Closing                                                   14
      -------
3.2.  Events of Closing                                         14
      -----------------
3.3.  Place of Closing                                          14
      ----------------

SECTION 4. REPRESENTATIONS AND WARRANTIES                       14
4.1.  Representations and Warranties of PSB and FCFG            14
      ----------------------------------------------
4.2.  Exceptions to Representations and Warranties              24
      --------------------------------------------

SECTION 5. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING            25
5.1.  Conduct of PSB's Business Prior to Closing                25
      ------------------------------------------
5.2.  Registration Statement                                    28
      ----------------------
5.3.  Submission to Regulatory Authorities                      29
      ------------------------------------
5.4.  Announcements                                             29
      -------------
5.5.  Consents                                                  30
      --------
5.6.  Further Actions                                           30
      ---------------
5.7.  Notice                                                    30
      ------
5.8.  Confidentiality                                           30
      ---------------
5.9.  Affiliate Letters                                         30
      -----------------
5.10.  Update of Financial Statements.                          30
       ------------------------------
5.11.  Availability of FCFG's Books, Records and Properties.    31
       ----------------------------------------------------
5.12.  Conduct Regarding Representations and Warranties.        31
       ------------------------------------------------

SECTION 6. APPROVALS AND CONDITIONS                             31
6.1.  Required Approvals                                        31
      ------------------
6.2.  Conditions to Obligations of FCFG and the Bank            31
      ----------------------------------------------
6.3.  Conditions to Obligations of PSB                          34
      --------------------------------

SECTION 7. DIRECTORS, OFFICERS AND EMPLOYEES                    35
7.1.  Directors                                                 35
      ---------

7.2.  Key Employees                                             35
      -------------
7.3.  Employee Benefit Issues                                   35
      -----------------------

SECTION 8. TERMINATION OF AGREEMENT AND ABANDONMENT OF
TRANSACTION                                                     36
8.1.  Termination                                               36
      -----------
8.2.  Cost Allocation Upon Termination                          36
      --------------------------------

SECTION 9. MISCELLANEOUS                                        37
9.1.  Notices                                                   37
      -------
9.2.  Waivers and Extensions                                    37
      ----------------------
9.3.  Construction and Execution in Counterparts                38
      ------------------------------------------
9.4.  Survival of Representations, Warranties, and Covenants    38
      ------------------------------------------------------
9.5.  Attorneys' Fees and Costs                                 38
      -------------------------
9.6.  Governing Law                                             38
      -------------

SECTION 10. AMENDMENTS                                          38


SCHEDULES:
SCHEDULE 1Offices of Bank and PSB
SCHEDULE 2Names and Addresses of Initial Directors and Officers
SCHEDULE 3General Exceptions to Representations and Warranties
SCHEDULE 4Subsidiaries
SCHEDULE 5Stock Option Plans of FCFG and PSB
SCHEDULE 6Third Party Consents
SCHEDULE 7Classified Assets
SCHEDULE 8Encumbrances
SCHEDULE 9Compliance With Laws and Litigation
SCHEDULE 10   Insurance
SCHEDULE 11   Employee Benefit Plans
SCHEDULE 12   Material Contracts
SCHEDULE 13   Key Employees

EXHIBITS:

EXHIBIT A     Form of Opinion of Counsel for PSB
EXHIBIT B     Form of Non-Competition Agreement for PSB Directors
EXHIBIT C     Form of Employment Agreement for Michael D. Edwards

                 PLAN AND AGREEMENT OF REORGANIZATION AND MERGER
                                     BETWEEN
                     FIRST COMMUNITY FINANCIAL GROUP, INC.,
                              FIRST COMMUNITY BANK,
                                       AND
                              PRAIRIE SECURITY BANK

         This Plan and Agreement of Reorganization and Merger (the "Agreement") is made and entered into as of September 11, 1996, between FIRST COMMUNITY FINANCIAL GROUP, INC., a Washington corporation ("FCFG"), FIRST COMMUNITY BANK, a banking corporation chartered under the laws of the State of Washington (the "Bank"), and PRAIRIE SECURITY BANK, a banking corporation chartered under the laws of the State of Washington ("PSB").

                                    PREAMBLE

         The management of FCFG and PSB believe that the merger of PSB with and into the Bank, on the terms and conditions set forth in this Agreement, is in the best interests of the stockholders of FCFG and PSB.

                                    AGREEMENT

         In consideration of the mutual agreements set forth in this Agreement, FCFG, the Bank, and PSB agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         1.1. DEFINED TERMS. Capitalized terms used in this Agreement have the following meanings:

         "AGREEMENT" means this Plan and Agreement of Reorganization and Merger.

         "ASSET CLASSIFICATION" has the meaning assigned to such term in Section 4.1.7.

         "BANK" has the meaning assigned to such term in the introductory paragraph of this Agreement.

         "BANK STOCK" means the capital stock of the Bank.

         "BOOK VALUE" means stockholder common stock, surplus and retained earnings, computed according to GAAP.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or a legal holiday in the State of Washington.

         "CAPITAL" means capital stock, surplus and retained earnings (undivided profits) determined in accordance with GAAP, applied on a consistent basis.

         "CLOSING" means the closing of the transactions contemplated by this Agreement, as specified in Section 3.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMBINED BANK" has the meaning assigned to such term in Section 2.2.

         "COMPENSATION PLANS" has the meaning assigned to such term in Section 4.1.15(a).

         "CONTINUING EMPLOYEES" has the meaning assigned to such term in Section 7.3.1.

         "CONTRACTS" has the meaning assigned to such term in Section 4.1.5(b).

         "DIRECTOR" means the Director of the Department of Financial Institutions of the State of Washington.

         "DISSENTING SHARES" means those shares of PSB Common Stock as to which shareholders have perfected their dissenters' rights pursuant to RCW 30.49.090.

         "EFFECTIVE DATE" means the date on which all conditions to Closing have occurred and on which the Merger takes place, as more fully specified in Section 3.1.

         "ELIGIBLE HOLDERS" means holders of shares of PSB Common Stock other than Mandatory Cash Recipients.

         "EMPLOYEES" has the meaning assigned to such term in Section 4.1.15(a).

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to (a) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (b) the preservation, restoration or protection of the environment, natural resources or human health.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" has the meaning assigned to such term in Section 4.1.15(c).

         "ESOP" means the Employee Stock Ownership Plan (with 401(k) provisions) for employees of PSB, effective as of January 1, 1992, as amended.

         "EXCESS AMOUNT" has the meaning assigned to such term in Section 2.3.6(b).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and related rules and regulations.

         "EXCHANGE AGENT" means the agent described in Section 2.3.9.

         "EXECUTIVE OFFICERS" means the Chief Executive Officer and Chief Financial Officer.

         "FCFG" has the meaning assigned to such term in the introductory paragraph of this Agreement.

         "FCFG COMMON STOCK" has the meaning assigned to such term in Section 4.1.3(a).

         "FCFG EMPLOYEE STOCK OPTION PLAN" means the Employee Stock Option and Restricted Stock Award Plan dated April 19, 1989, as amended.

         "FCFG-KSOP" means the Employee Stock Ownership Plan effective as of January 1, 1992, as amended.

         "FCFG FINANCIAL STATEMENTS" means FCFG's audited consolidated statements of financial condition as of December 31,1995, 1994, and 1993, and the related audited statements of income, changes in cash flows and stockholders' equity for each of the years ended December 31, 1995 and 1994.

         "FCFG OPTIONS" means options issued to employees of FCFG and its subsidiaries pursuant to the FCFG Employee Stock Option Plan.

         "FCFG PREFERRED STOCK" has the meaning assigned to such term in Section 4.1.3(a).

         "FCFG STOCK PLANS" has the meaning assigned to such term in Section 4.1.3(a).

         "FDIA" has the meaning assigned to such term in Section 4.1.2.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FAULT" means (i) in the case of PSB, any agreement by PSB to merge or consolidate with, or sell substantially all of its assets to, any entity other than FCFG or the Bank, and (ii) intentional acts or omissions by, or lack of good faith efforts of, PSB, FCFG or the Bank that result in the failure to perform or fulfill any covenant, representation or warranty in this Agreement. Good faith unilateral termination of the Agreement in accordance with Section
8.1 will not constitute Fault on the part of the party terminating.

         "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System, or the Federal Reserve Bank of San Francisco acting under authority delegated to it by the Board of Governors of the Federal Reserve System.

         "FINANCIAL STATEMENTS" means (a) in the case of FCFG, the FCFG Financial Statements or, for periods following December 31, 1995, the Subsequent FCFG Financial Statements, and (b) in the case of PSB, the PSB Financial Statements or, for periods following December 31, 1995, the Subsequent PSB Financial Statements.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL ENTITY" has the meaning assigned to such term in Section 4.1.5(a).

         "HAZARDOUS SUBSTANCES" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

         "INITIAL DIRECTORS" has the meaning assigned to such term in Section 2.2.3.

         "INITIAL OFFICERS" has the meaning assigned to such term in Section 2.2.3.

         "LIENS" has the meaning assigned to such term in Section 4.1.3(a).

         "LIQUIDATED DAMAGES" means liquidated damages in the amount of $400,000.

         "MANDATORY CASH RECIPIENTS" means (a) Non-Residents, (b) holders of fewer than 200 shares of PSB Common Stock, (c) holders of Dissenting Shares, and
(d) holders of PSB Common Stock who would be entitled to receive fractional shares of FCFG Common Stock but for the provisions of Section 2.3.7.

         "MATERIAL ADVERSE EFFECT" with respect to any corporation means an effect that (a) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its subsidiaries taken as a whole, (b) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement, or
(c) enables any person to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement; provided, however, that no Material Adverse Effect shall be deemed to have occurred on the basis of any effect resulting from (1) actions or omissions of the corporation taken with the prior consent of the other parties to this Agreement or in contemplation of the transactions provided for in this Agreement, or (2) circumstances affecting the banking industry in the State of Washington generally.

         "MERGER" has the meaning assigned to such term in Section 2.1.

         "NET CASH AMOUNT" means the absolute amount by which the aggregate amount of cash payable to all Mandatory Cash Recipients pursuant to Section 2.3 is less than the Total Available Cash.

         "NON-RESIDENTS" means (a) an individual whose principal residence is not within the State of Washington, and (b) a corporation, partnership, trust, or other form of business organization whose principal office is not within the State of Washington; in each case determined on the record date for the PSB shareholder meeting held to consider the Merger; provided, however, that when shares are held by a nominee (e.g., in "street name"), the beneficial owner shall be deemed to be the shareholder for the purpose of determining residency if the beneficial owner has power to control the investment or, otherwise, the entity having such power shall be deemed to be the shareholder for such purpose.

         "PSB" has the meaning assigned to such term in the introductory paragraph of this Agreement.

         "PSB BOARD DUTY" means exercise of the fiduciary duty of the PSB board of directors to PSB shareholders, exercised in good faith with reasonable care, in a manner believed to be in the best interest of PSB, in accordance with written advice from Rothgerber, Appel, Powers & Johnson LLP, or other counsel acceptable to FCFG.

         "PSB COMMON STOCK" has the meaning assigned to such term in Section 4.1.3(b).

         "PSB FINAL CAPITAL" means PSB's Capital as of the Effective Date.

         "PSB FINANCIAL STATEMENTS" means PSB's audited statements of financial condition as of December 31, 1995 (and 1994 and 1993 if required by Section 5.1.9), and the related audited statements of income, changes in cash flows and stockholders' equity.

         "PSB OPTIONS" means options issued to employees of PSB pursuant to the PSB Stock Option Plan.

         "PSB STOCK OPTION PLAN" means PSB's Incentive Stock Option and Nonstatutory Stock Option Plan , effective as of November 3, 1992.

         "PSB STOCK PLANS" means the ESOP and the PSB Stock Option Plan.

         "PSB TARGET CAPITAL" means $4,500,000.

         "PENSION PLAN" has the meaning assigned to such term in Section 4.1.15(b).

         "PLAN" or "PLANS" individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by FCFG or PSB, as the case may be.

         "PRICING DATE" has the meaning assigned to such term in Section 2.3.1.

         "PROPERTY" means any real or personal property owned or leased by PSB, or in which PSB holds any security interest, mortgage, other lien or interest.

         "PROSPECTUS/PROXY STATEMENT" has the meaning assigned to such term in
Section 5.2.1.

         "REGISTRATION STATEMENT" has the meaning assigned to such term in
Section 5.2.1.

         "REGULATORY APPROVALS" means the required regulatory approvals of the Transaction by the Director, FDIC, and Federal Reserve.

         "REPORTS" has the meaning assigned to such term in Section 4.1.6(b).

         "RESIDENTIAL MORTGAGE LOAN" means a loan up to $240,000 in principal amount, originated by PSB for sale into the secondary market, secured by a first deed of trust on owner occupied single family residential property, and in a principal amount not exceeding 90% of the appraised value of the residence.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and related rules and regulations.

         "SECURITIES LAWS" has the meaning assigned to such term in Section 4.1.6(b).

         "SHORTFALL AMOUNT" has the meaning assigned to such term in Section 2.3.6(c).

         "SUBJECT PROPERTY" with respect to any corporation means (a) all real property at which the businesses of the corporation or any of its subsidiaries have been conducted, all property in which it or any of its subsidiaries holds a security or other interest (including a fiduciary interest), and any such property where under any Environmental Law it or any of its subsidiaries is deemed to be the owner or operator of such property, (b) any facility in which the corporation or any of its subsidiaries participates in the management, including participating in the management of the owner or operator of such property, and (c) all other real property that, for purposes of any Environmental Law, the corporation or any of its subsidiaries otherwise could be deemed to be an owner or operator or otherwise control.

         "SUBSEQUENT FCFG FINANCIAL STATEMENTS" means a consolidated balance sheet and related statements of income and stockholders' equity for each of FCFG's fiscal quarters ending after December 31, 1995 and prior to Closing.

         "SUBSEQUENT PSB FINANCIAL STATEMENTS" means a balance sheet and related statements of income and stockholders' equity for each of PSB's fiscal quarters ending after December 31, 1995 and prior to Closing.

         "TAX" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

         "TERMINATION DATE" has the meaning assigned to such term in Section
3.1.

         "TOTAL AVAILABLE CASH" has the meaning assigned to such term in Section 2.3.4.

         "TRANSACTION" means the Merger, subject to any modification effected pursuant to Section 2.4.

         1.2. GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Section include the plural as well as the singular; the words "hereof," "herein", "hereunder", "in this Agreement" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and references in this Agreement to Sections, Schedules, and Exhibits refer to Sections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

                                   SECTION 2.
                              TERMS OF TRANSACTION

         2.1. TRANSACTION. Subject to the terms and conditions set forth in this Agreement, PSB will merge with and into the Bank (the "Merger").

         2.2. MERGER. Upon Closing of the Merger, pursuant to RCW 30.49 and 12 USC Section 1828(c) and the related rules and regulations, all shares of PSB Common Stock issued and outstanding immediately prior to Closing, except for Dissenting Shares, will, by virtue of the Merger and without any action on the part of the holder, be converted into the right to receive the consideration described in Section 2.3. In the Merger, PSB will be merged into the Bank, and the Bank will be the surviving banking corporation (the "Combined Bank"). The shares of Bank Stock issued and outstanding on the Effective Date will continue to be issued and outstanding shares of the Combined Bank. The name of the Combined Bank will be "First Community Bank of Washington", and the Merger will not effect any change in the articles of incorporation or bylaws of the Bank. The principal office of the Bank before the Merger will be the principal office of the Combined Bank, and all other offices of the Bank and PSB that are set forth in Schedule 1 will become offices of the Combined Bank.

                  2.2.1. TRANSFER OF INTERESTS. Upon consummation of the Merger, the Combined Bank will be deemed to be the same corporation as PSB and the Bank. All rights, franchises and interests of PSB and the Bank in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Combined Bank by virtue of such Merger without any deed or other transfer, and the Combined Bank, without any order or other action on the part of any court or otherwise, will hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by PSB and the Bank immediately before consummation of the Merger.

                  2.2.2. LIABILITIES. Upon consummation of the Merger, the Combined Bank will be liable for all liabilities of PSB and the Bank; all deposits, debts, liabilities, obligations and contracts of PSB and the Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of PSB or the Bank, as the case may be, will be those of the Combined Bank, and will not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either PSB or the Bank will be preserved unimpaired.

                  2.2.3. DIRECTORS AND OFFICERS OF COMBINED BANK. Upon consummation of the Merger, (i) the board of directors of the Combined Bank will consist of all persons who are directors of the Bank immediately before the Effective Date plus three additional PSB directors designated by PSB and considered satisfactory by FCFG, including Michael D. Edwards, the President and Chief Executive Officer of PSB (collectively, the "Initial Directors"), and (ii) the officers of the Combined Bank will consist of all persons who are officers of the Bank immediately prior to the Effective Date, except that PSB's President and Chief Executive Officer will serve as President of the Bank and the PSB employees identified in Schedule 2 will hold the offices indicated opposite their name (the "Initial Officers"); provided, however, that nothing in this Agreement will be deemed to restrict in any way the rights of the shareholders and directors of the Combined Bank at any time after the Effective Date to nominate, elect, select or remove, as the case may be, such directors and officers of the Combined Bank as they shall see fit, subject (i) to the rights of any employees pursuant to employment agreements, if any, between such employees and the Combined Bank, and (ii) as provided by Section 7.2. The Initial Directors will serve on the board of directors of the Combined Bank until the next annual meeting of the stockholders of the Combined Bank or until such time as their successors have been elected and qualified. The names and mailing addresses of the Initial Directors and Initial Officers are set forth in Schedule 2.

         2.3. CONSIDERATION. The aggregate consideration payable by FCFG to PSB's stockholders in connection with the Merger shall be calculated and paid pursuant to this Section 2.3.

                  2.3.1. EXCHANGE VALUE OF PSB COMMON STOCK. For all purposes of this Agreement, each share of PSB Common Stock outstanding as of the Effective Date shall have an exchange value equal to 200% of the Book Value of such share as of the end of the calendar month immediately preceding the Effective Date (the "Pricing Date"), determined in accordance with GAAP.

                  2.3.2. EXCHANGE VALUE OF FCFG COMMON STOCK. For all purposes of this Agreement, each share of FCFG Common Stock outstanding as of the Effective Date shall have an exchange value equal to 196% of the Book Value of such share as of the Pricing Date, determined in accordance with GAAP.

                  2.3.3. ADJUSTMENT OF BOOK VALUE OF COMMON STOCK. If either PSB or FCFG experiences a net loss (as determined in accordance with GAAP) during the period commencing on the Pricing Date and ending on the Effective Date, the Book Value of PSB or FCFG Common Stock, as applicable, used to calculate the exchange value pursuant to Section
         2.3.1 or 2.3.2 shall be reduced by the amount of such net loss and the exchange value shall be recalculated after giving effect to such Book Value reduction.

                  2.3.4. CONSIDERATION TO BE PAID. Subject to the terms and conditions set forth in this Agreement, upon consummation of the Merger and the surrender of his or her certificate or certificates in accordance with Section 2.3.9(a), each holder of shares of PSB Common Stock outstanding as of the Effective Date shall receive, in accordance with the election procedures set forth in Section 2.3.5 and the allocation procedures set forth in Section 2.3.6, (a) cash equal to the exchange value of such shares, (b) shares of FCFG Common Stock with an exchange value equal to the exchange value of such holder's shares of PSB Common Stock, or (c) a combination of cash and shares of FCFG Common Stock; provided, however, that (i) holders of fewer than 200 shares of PSB Common Stock and holders of PSB Common Stock who are Non-Residents shall receive only cash equal to the exchange value of their shares of PSB Common Stock, and (ii) in no event shall the aggregate consideration paid to all holders consist of cash equal to more than forty five percent (45%) of the aggregate exchange value of all such holders' shares of PSB Common Stock ("Total Available Cash"). For illustrative purposes only (and disregarding the treatment of fractional shares of FCFG Common Stock), a holder of 1,000 shares of PSB Common Stock who has elected to receive 45% of the exchange value of such shares in the form of cash and 55% of the exchange value of such shares in the form of FCFG Common Stock would receive $20,700 plus 1,100 shares of FCFG Common Stock, assuming for purposes of this illustration only that (1) PSB's per share Book Value determined in accordance with Section 2.3.1 is $23.00, (2) FCFG's per share Book Value determined in accordance with Section 2.3.2 is $11.74, and (3) neither PSB nor FCFG experiences a net loss as specified in Section
         2.3.3 [i.e., cash of $20,700 because 450 times 200% of $23.00 equals
         $20,700; and 1,100 shares of FCFG Common Stock because 550 times 200% of $23.00 results in an aggregate exchange value of $25,300, and such aggregate exchange value divided by 196% of $11.74 equals 1,100 shares].

                  2.3.5. ELECTION PROCEDURES. Each holder of shares of PSB Common Stock as of the record dated fixed for the meeting of shareholders to consider and vote upon this Agreement (except Mandatory Cash Recipients) will be entitled to make an election to receive (a) cash, (b) FCFG Common Stock, or (c) a combination of cash and FCFG Common Stock. Such election will be made in writing on an election form provided by PSB and satisfactory to FCFG, will be hand delivered or promptly addressed and mailed to FCFG at its main office, U.S. mail, postage prepaid, will bear a postmark on or before five Business Days after the PSB shareholder meeting called for the purpose of approving this Agreement. In the event that a holder of PSB Common Stock fails to make a timely election, such holder will be deemed to have made an election to receive cash except as otherwise provided in Section 2.3.6(b)(i). An election form may be revoked or changed by the person submitting such form by substitution with another properly executed election form before the deadline for making an election; provided, however, that the board of directors of PSB, or its designee, will have reasonable discretion to determine when any election, modification or revocation has been properly made. In all other cases, an election will be irrevocable unless changed in writing with the consent of the board of directors of PSB and with the concurrence of the board of directors of FCFG.

                  2.3.6. ALLOCATION OF CONSIDERATION TO BE PAID. Cash payable to holders of shares of Common Stock will be allocated as follows:

                  (a) Insufficient Cash for Mandatory Cash Recipients. In the event that the total amount of cash payable to all Mandatory Cash Recipients pursuant to this Section 2.3 exceeds forty five percent (45%) of the aggregate value of consideration payable to all holders of PSB Common Stock in connection with the Transaction, the Total Available Cash will be allocated among the Mandatory Cash Recipients in the following order of priority: first, to holders who vote against the Merger (but only with respect to shares so voted); second, to pay for fractional shares of FCFG Common Stock to which holders of PSB Common Stock would otherwise be entitled; third, to holders who are Non-Residents; and fourth, to each other holder who owns fewer than 200 shares of PSB Common Stock.

                  (b) Insufficient Cash for Eligible Holders. If Eligible Holders elect (or are deemed to have elected in accordance with Section 2.3.5) to receive cash in an aggregate amount that exceeds the Net Cash Amount (such excess to be referred to as the "Excess Amount"), then the following will occur:

                           (i) Those holders of shares of PSB Common Stock who
                  failed to make an election in a timely manner in accordance with Section 2.3.5 will be deemed to have elected only to receive FCFG Common Stock for their shares of PSB Common Stock;

                           (ii) The cash payable to Eligible Holders (other than
                  those holders referenced in Section 2.3.6(b)(i)) will be reduced by the Excess Amount, and the reduction will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash; and

                           (iii) The number of shares of FCFG Common Stock to be
                  received by Eligible Holders (other than those holders referenced in Section 2.3.6 (b)(i)) will be increased until the aggregate exchange value of such shares is increased by the Excess Amount, and the increase will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash.

                  (c) Excess Cash for Eligible Holders. If Eligible Holders elect (or are deemed to have elected in accordance with Section 2.3.5) to receive cash in an aggregate amount that is less than the Net Cash Amount (the difference between such amounts to be referred to as the "Shortfall Amount"), then the following will occur:

                           (i) The cash payable to such Eligible Holders will be
                  increased by the Shortfall Amount, and the increase will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash; and

                           (ii) The number of shares to be received by such
                  Eligible Holders will be reduced until the aggregate exchange value of such shares is reduced by the Shortfall Amount, and the reduction will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash.

                  2.3.7. FRACTIONAL SHARES. No fractional shares of FCFG Common Stock will be issued to any holder of PSB Common Stock, but any holder of PSB Common Stock otherwise entitled to receive such a fractional share will receive payment in cash for such fractional share in an amount equal to the product determined by multiplying such fraction by the per share exchange value of FCFG Common Stock determined in accordance with Section 2.3.2.

                  2.3.8. OPTIONS. All PSB Options outstanding as of the Effective Date shall terminate at Closing, except that all PSB Options held by an individual who will be an Initial Officer or Initial Director will vest at Closing, and each such individual shall be entitled to receive, in exchange for all of his or her PSB Options, FCFG Options to purchase that number of FCFG Common Stock shares to which such individual would have been entitled pursuant to this Section 2 if such individual had exercised such PSB

         Options immediately prior to Closing and elected to receive FCFG Common Stock in connection with the Merger. All such FCFG Options received by Initial Officers or Initial Directors shall have expiration dates that are the same as the expiration dates of the PSB Options exchanged pursuant to this Section.

         2.3.9. CERTIFICATES.

                  (a) Surrender of Certificates. Until surrendered to an agent designated by FCFG and PSB to effect the exchange of PSB Common Stock for FCFG Common Stock or cash (the "Exchange Agent"), together with a properly completed and executed form of transmittal letter, each certificate evidencing PSB Common Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive FCFG Common Stock or cash in accordance with the provisions of this Section
         2.3. Until any such certificate evidencing PSB Common Stock is so surrendered, the holder of such PSB Common Stock will not have any right to receive any certificates evidencing FCFG Common Stock or cash in lieu of fractional shares.

                  (b) Issuance of Certificates in Other Names. If any certificate evidencing FCFG Common Stock is to be issued in a name other than that in which the certificate(s) for PSB Common Stock surrendered in exchange is registered, it will be a condition of such exchange that the person requesting the exchange will establish the right to receive such certificate evidencing FCFG Common Stock and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than registered holder of the certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (c) Lost, Stolen, and Destroyed Certificates. The Exchange Agent will be authorized to issue FCFG Common Stock for any PSB Common Stock certificate that has been lost, stolen or destroyed, upon the Exchange Agent's receipt of satisfactory evidence of ownership of the PSB Common Stock represented by the missing certificate, and after appropriate indemnification.

                  (d) Rights to Dividends and Distributions. After the Effective Date, no holder of a certificate evidencing shares of PSB Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of FCFG Common Stock on any date subsequent to the Effective Date unless such holder is entitled to receive FCFG Common Stock and unless such holder has surrendered such holder's certificates evidencing shares of PSB Common Stock in exchange for FCFG Common Stock; provided, however, that such surrender will not deprive such holder of any dividends or distributions to which such holder is entitled as a record holder of PSB Common Stock as of a date prior to such surrender. Upon surrender of such certificates, there will be paid to the holder so surrendering such certificates the amount, without interest, of any cash dividends and any other distributions that have been distributed subsequent to the Effective Date on the whole number of shares of FCFG Common Stock into which such PSB Common Stock was converted at the Effective Date.

                  (e) Checks in Other Names. If any check for cash in lieu of fractional shares is to be issued in a name other than that in which the certificate(s) for PSB Common Stock surrendered in exchange is registered, it will be a condition of such exchange that the person requesting the exchange will establish the right to receive such cash and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such check in a name other than registered holder of the certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  2.3.10. PAYMENT TO DISSENTING SHAREHOLDERS. Each outstanding Dissenting Share shall be converted into the rights provided by RCW 30.49.090.

         2.4. ALTERNATIVE STRUCTURES. In its sole discretion, within 30 days of the execution of this Agreement and subject to the conditions set forth below, FCFG may elect to consummate the transactions contemplated by this Agreement by means other than the Merger and the related provisions of Section 2.3; provided, however, that the type and aggregate amount of consideration set forth in
Section 2.3 will not be modified, and the tax consequences to PSB and its shareholders will not be adversely affected, except by amendment of this Agreement consistent with Section 10. If FCFG elects a structural alternative pursuant to this Section, PSB will cooperate with and assist FCFG with any necessary amendment to this Agreement, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for FCFG, to obtain the necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

         2.5. LETTER OF TRANSMITTAL. FCFG will prepare a form of transmittal letter reasonably acceptable to PSB for use by shareholders holding PSB Common Stock. Certificates representing shares of PSB Common Stock must be delivered for payment in the manner provided in the form of transmittal letter. The form of transmittal letter will be mailed to shareholders on or about the Effective Date.

         2.6. UNDELIVERED CERTIFICATES. If outstanding certificates for PSB Common stock are not surrendered or the payment for them is not claimed prior to a date when such payments would otherwise escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of FCFG (and to the extent not in its possession shall be paid over to FCFG), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither FCFG nor any party to this Agreement will be liable to any holder of PSB Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items pursuant to the abandoned property or other applicable law of such jurisdiction, and no interest will be borne on amounts owed to shareholders for shares of PSB Common Stock.

                                   SECTION 3.
                           CLOSING OF THE TRANSACTION

         3.1. CLOSING. The Closing will occur on the Effective Date. Unless FCFG and PSB agree upon another date, the Effective Date will be the date five Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Section 6 of this Agreement; provided, however, that in no event shall the Effective Date occur earlier than (a) January 22, 1997, or (b) five Business Days following the end of any calendar month after January 22, 1997. If Closing does not occur on or prior to April 30, 1997 (the "Termination Date"), FCFG or PSB may terminate this Agreement in accordance with Section 8.

         3.2. EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party (i) waives the default, or (ii) elects to proceed while reserving rights arising due to the default.

         3.3. PLACE OF CLOSING. Unless FCFG and PSB agree otherwise, the Closing will occur at the Lacey offices of FCFG at 10:00 a.m. on the Effective Date, or such other time during normal business hours as FCFG and PSB may fix.

                                   SECTION 4.
                         REPRESENTATIONS AND WARRANTIES

         4.1. REPRESENTATIONS AND WARRANTIES OF PSB AND FCFG. Subject to Section
4.2 and except as expressly set forth in Schedule 3, FCFG and the Bank each represent and warrant to PSB, and PSB represents and warrants to FCFG and the Bank, that:

                  4.1.1. CORPORATE ORGANIZATION AND QUALIFICATION. It is a corporation (or, in the case of the Bank and PSB, a banking corporation) duly organized and validly existing under the laws of the State of Washington, and its activities do not require it to be qualified in any foreign jurisdiction; it has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted; the locations of each of its offices are set forth in Schedule 1; and it has made available to the other parties to this Agreement a complete and correct copy of its articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

                  4.1.2. SUBSIDIARIES. Schedule 4 lists all of its subsidiaries as of the date of this Agreement and the percent of its stock-ownership of such subsidiaries; each of its subsidiaries that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act ("FDIA"), and applicable regulations under the FDIA, having its deposits insured by the FDIC, subject to applicable FDIC coverage limitations; each of its subsidiaries is either a commercial bank or a corporation duly organized and validly existing under the laws of the State of Washington, and is duly qualified to do business and in good standing in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification; and each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

                  4.1.3. CAPITAL STOCK.

              (a) FCFG. In the case of the representations and warranties made by FCFG: The authorized capital stock of FCFG consists of ten million two hundred thousand (10,200,000) shares divided into two classes: ten million (10,000,000) shares of common stock, par value $2.50 per share (the "FCFG Common Stock"), 1,696,507 shares of which are issued and outstanding; and two hundred thousand (200,000) shares of blank-check preferred stock, no par value, none of which is outstanding (the "FCFG Preferred Stock"); there are outstanding under the stock option plans identified in Schedule 5 (the "FCFG Stock Plans") options or rights to acquire not more than an aggregate of 374,159 shares of FCFG Common Stock (subject to adjustment on the terms set forth in the FCFG Stock Plans); FCFG has no shares of FCFG Common Stock reserved for issuance other than the shares reserved for issuance under the FCFG Stock Plans, and has no shares of FCFG Preferred Stock reserved for issuance; all of the outstanding shares of FCFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; all of the outstanding shares of capital stock of each of FCFG's subsidiaries owned by FCFG or a subsidiary of FCFG have been duly authorized and validly issued and are fully paid and nonassessable except to the extent provided by RCW 30.12.180, and are owned by FCFG or a subsidiary of FCFG free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and except as set forth in this Agreement or in the FCFG Stock Plans, there are no shares of capital stock of FCFG authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of FCFG or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of FCFG or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, voting or transfer of such stock or securities).

              (b) PSB. In the case of the representations and warranties made by
         PSB: The authorized capital stock of PSB consists of Five Hundred Thousand (500,000) shares of common stock, par value $1.00 per share (the "PSB Common Stock"), 196,316 shares of which are issued and outstanding; there were outstanding under the PSB Stock Plans; options or rights to acquire not more than an aggregate of 45,367 shares of PSB Common Stock (subject to adjustment on the terms set forth in the PSB Stock Plans); PSB has no shares of PSB Common Stock reserved for issuance other than the shares reserved for issuance under the PSB Stock Plans; all of the outstanding shares of PSB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable except to the extent provided by RCW 30.12.180; all of the outstanding shares of capital stock of each of PSB's subsidiaries owned by PSB or a subsidiary of PSB have been duly authorized and validly issued and are fully paid and nonassessable, and are owned by PSB or a subsidiary of PSB free and clear of all Liens; and except as set forth in this Agreement or in the PSB Stock Plans, there are no shares of capital stock of PSB authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of PSB or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of PSB or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

                  4.1.4. CORPORATE AUTHORITY. It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, in the case of PSB and the Bank, subject only to the approval by its shareholders of the plan of merger contained in this Agreement to the extent required by RCW
         30.49 to consummate the transactions contemplated by this Agreement; and this Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

                  4.1.5. GOVERNMENTAL FILINGS; NO VIOLATIONS.

              (a) Filings. Other than the Regulatory Approvals, and other than as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Exchange Act, the Securities Act, state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement.

              (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated by this Agreement will not, constitute or result in (i) a material breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a material breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents of third parties required under any Contracts to be obtained by it or its subsidiaries prior to consummation of the Merger.

                  4.1.6 REPORTS AND FINANCIAL STATEMENTS.

              (a) Filing of Reports. With respect to periods since January 1, 1992, each of it and its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect to such reports and statements, that it was required to file with (i) the SEC, (ii) the Federal Reserve, (iii) the FDIC, (iv) the Department, and (v) any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement), each such report or statement, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations.

              (b) Delivery to Other Parties of Reports. It has delivered to the other parties to this Agreement, a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act, the Exchange Act, and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement, and will promptly deliver to such other parties each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

              (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated prior to the date of this Agreement complied (and each of the Reports filed after the date of this Agreement will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

              (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and stockholders' equity included in the

         Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in such statements.

              (e) Loan and Lease Losses. Its Executive Officers know of no reason why the provision for loan and lease losses shown in the consolidated balance sheet included in the Subsequent PSB Financial Statements for the quarter ended June 30, 1996 was not adequate as of such date to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

                  4.1.7. ASSET CLASSIFICATION. Schedule 7 sets forth a list, accurate and complete in all material respects except as otherwise expressly noted in such Schedule, of the aggregate amounts of loans, extensions of credit and other assets of it and its subsidiaries that have been criticized or classified as of the Pricing Date by it, separated by category of classification or criticism (the "Asset Classification"); and, except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized as of such date by any representative of any Governmental Entity as "Other Loans Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its subsidiaries prior to the date of this Agreement.

                  4.1.8. ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements, since December 31, 1995, it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and there has not been any change or development or combination of changes or developments that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it.

                  4.1.9. PROPERTIES. Except as disclosed or reserved against in its Financial Statements or in Schedule 8, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its subsidiaries as of the date of this Agreement; to the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles); and Schedule 1 lists all existing branches and offices of the respective parties to this Agreement, and all new branches or offices for which application has been made.

                  4.1.10. COMPLIANCE WITH LAWS. Except as disclosed in Schedule 9, it and each of its subsidiaries:

              (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

              (b) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

                  (c) has received since January 1, 1992 no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

                  (d) is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive.

                  4.1.11. LITIGATION. Except as disclosed in its Financial Statements or in Schedule 9, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any person (including any Governmental Entity) pending or, to the knowledge of its Executive Officers, threatened, against it or any of its subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination); and neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its subsidiaries, and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                  4.1.12. TAXES. All federal, state and local Tax returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed, and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. Except as disclosed in its Financial Statements, all taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP; adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the dates of this Agreement, regardless of whether the liability for such Taxes is disputed; as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries; all Taxes with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP); neither it nor any of its subsidiaries is a party to a Tax sharing or similar agreement or any agreement pursuant to which it or any of its subsidiaries has indemnified any party (other than it or one of its subsidiaries) with respect to Taxes; and the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

                  4.1.13. INSURANCE. Each of it and its subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters (other than matters arising in connection with, and the transactions contemplated by, this Agreement) that are known to it. Schedule 10 to this Agreement contains a list of all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its subsidiaries.

                  4.1.14. LABOR MATTERS. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to the knowledge of its Executive

         Officers, threatened, nor are its Executive Officers aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  4.1.15. EMPLOYEE BENEFITS.

                  (a) Schedule 11 sets forth a list, as of the date of this Agreement, of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all material employment or severance contracts and all other material employee benefit plans that cover employees or former employees of it and its subsidiaries (its "Compensation Plans"); and true and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its subsidiaries (its "Employees"), including Plans and related amendments, have been made available to the other parties to this Agreement.

                  (b) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA), to the extent subject to ERISA, are in substantial compliance with ERISA; each of its Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under
         Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; there is no pending or, to the knowledge of its Executive Officers, threatened litigation relating to its Plans; and neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its subsidiaries to a Tax or penalty imposed by either
         Section 4975 of the Code or Section 502(i) of ERISA.

                  (c) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under Section 4001 of ERISA or
         Section 414 of the Code (an "ERISA Affiliate"); it and its subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multi-employer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates), nor has it or any of its subsidiaries or ERISA Affiliates been notified by any multi-employer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multi-employer plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such multi-employer plan intends to terminate or has been terminated under Section 401(k) of ERISA; no notice of a "reportable event" within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement; and neither it, its subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability pursuant to Sections 4069 or 4204 of ERISA.

                  (d) All material contributions required to be made by it and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements; neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; and none of it, its subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code, Section 412(f)(3) of the Code or Sections 306, 307 or 4204 of ERISA.

                  (e) Under each of its and its ERISA Affiliates' Pension Plans that is a single- employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and to the knowledge of its Executive Officers, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year that reasonably could be expected to change such conclusion; and there would be no withdrawal liability of it and its subsidiaries under each Plan that is a multi-employer plan to which it, its subsidiaries or it ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date of this Agreement.

                  (f) Except as disclosed in its Financial Statements, neither it nor any of its subsidiaries has any obligations for retiree health and life benefits.

                  (g) There are no restrictions on the rights of it or its subsidiaries to amend or terminate any Plan without incurring any liability under such Plan in addition to normal liabilities for benefits.

                  (h) Except as disclosed in its Financial Statements or as provided in this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in the vesting or acceleration of any amounts under any Compensation Plan, any material increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

                  4.1.16. ENVIRONMENTAL MATTERS.

                  (a) To the knowledge of its Executive Officers, it and each of its subsidiaries and the Subject Property are, and have been, in compliance with all Environmental Laws and there are no circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

                  (b) To the knowledge of its Executive Officers, there are no pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its subsidiaries or any Subject Property relating to:

                           (i) an asserted liability of it or any of its
                  subsidiaries or any prior owner, occupier or user of Subject Property under any Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any Environmental Law;

                           (ii) the handling, storage, use, transportation,
                  removal or disposal of Hazardous Substances;

                           (iii) the actual or threatened discharge, release or
                  emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                           (iv) personal injuries or damage to property related
                  to or arising out of exposure to Hazardous Substances;

         and, to the knowledge of its Executive Officers, there is no reasonable basis for any of the foregoing.

                  (c) To the knowledge of its Executive Officers: there are no storage tanks underground or otherwise present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all Environmental Laws; with respect to any Subject Property, it and its subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any asbestos or asbestos- containing material; and no Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any Environmental Law.

                  (d) To the knowledge of its Executive Officers and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring pursuant to any Environmental Law.

                  4.1.17. MATERIAL AGREEMENTS.

                  (a) Without giving effect to the second proviso of Section
         4.2.1 and to Section 4.2.2, except for the Stock Plans and arrangements made after the date and in accordance with the terms of this Agreement, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date of this Agreement and has not been filed with or incorporated by reference in its Reports or set forth in Schedule 12.

                  (b) Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

                  4.1.18. KNOWLEDGE AS TO CONDITIONS. Its Executive Officers know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it or the Combined Bank, or the opinion of the tax experts referred to in Section 6.2.10.

                  4.1.19. BROKERS AND FINDERS. Neither it, its subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         4.2.     EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

                  4.2.1. DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule shall only be deemed disclosed for purposes of the representations and warranties referenced in such exception; provided, however, that (a) no such exception is required to be set forth in a
         Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.2.1, and (b) the mere inclusion of an exception in a Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect with respect to that party.

                  4.2.2. NATURE OF EXCEPTIONS. No representation or warranty contained in Section 4.1 shall be deemed untrue or incorrect, and no party to this Agreement shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or, in the case of Section 4.1.11, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                                   SECTION 5.
                            CONDUCT AND TRANSACTIONS
                                PRIOR TO CLOSING

         5.1. CONDUCT OF PSB'S BUSINESS PRIOR TO CLOSING. PSB covenants that, prior to Closing:

                  5.1.1. AVAILABILITY OF PSB'S BOOKS, RECORDS AND PROPERTIES.

                  (a) The books, records, properties, contracts and documents of PSB will be available at all reasonable times to FCFG and its counsel, accountants and other representatives; such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as FCFG deems reasonably relevant to the Transaction; and PSB will cooperate fully in such inspection and audit, and will make available all information required by or on behalf of FCFG.

                  (b) Upon request by FCFG, PSB will request that any third parties involved in the preparation or review of the PSB Financial Statements or Subsequent PSB Financial Statements disclose to FCFG the work papers or any similar materials related to such financial statements.

                  5.1.2. ORDINARY AND USUAL COURSE. Without the prior written consent of FCFG, PSB will conduct its business only in the ordinary and usual course and will not do any of the following:

                  (a) Effect any stock split or other recapitalization with respect to PSB Common Stock; issue, pledge or encumber in any way any shares of such capital stock; or grant any option or other right to shares of such capital stock.

                  (b) Declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to PSB Common Stock.

                  (c) Encumber or dispose of assets or make any commitment with respect to assets other than in the ordinary and usual course of business.

                  (d) Solicit or accept deposit accounts of a different type from accounts previously accepted by PSB or at rates materially in excess of rates previously paid by PSB, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $5,000.

                  (e) Acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to FCFG such evaluation and at least 30 days' advance written notice of the acquisition.

                  (f) Except as otherwise required by the PSB Board Duty, enter into or recommend the adoption by PSB's shareholders of any agreement involving a possible merger or other business combination or asset sale by PSB not involving the Transaction.

                  (h) Enter into or terminate any contracts (including real property leases) with a term of one-year or more, except for PSB's contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (i) entered into in the ordinary and usual course of business, (ii) consistent with past practices, and
         (iii) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest.

                  (i) Enter into or amend any contract (other than contracts for deposits at the Bank or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less.

                  (j) Sell any securities, whether held for investment or sale, other than in the ordinary course of business, or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $50,000, or transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity.

                  (k) Amend its articles or bylaws or convert its charter or form of entity.

                  (l) Implement or adopt any material changes in its operations policies and procedures, unless the changes are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, and regulatory policies.

                  (m) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required (i) by GAAP, or (ii) to take advantage of any beneficial tax or accounting methods.

                  (n) Enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business, except for expenses reasonably related to completion of the Transaction contemplated by this Agreement, which expenses shall not exceed $50,000.

                  5.1.3. CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. PSB will not do or cause to be done anything that would cause any representation or warranty in Section 4.1 to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by FCFG.

                  5.1.4. MAINTENANCE OF PROPERTIES. PSB will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

                  5.1.5. PRESERVATION OF BUSINESS ORGANIZATION. PSB will use all reasonable effort to:

                  (a) Preserve its business organization.

                  (b) Retain the services of present management.

                  (c) Preserve the goodwill of suppliers, customers and others with whom PSB has business relationships.

                  (d) Obtain for FCFG, within 30 days after execution of this Agreement, the agreements required by Section 7.

                  5.1.6. SENIOR MANAGEMENT. Without the prior written consent of FCFG, PSB will not make any change with respect to present management personnel having the rank of vice-president or higher.

                  5.1.7. COMPENSATION. PSB will not permit any increase in the current or deferred compensation payable or to become payable by PSB to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with PSB's established policies with respect to the timing and amounts of such increments. Without the prior written approval of FCFG, PSB will not execute or deliver (or commit to execute or deliver) any employment agreement with any party not terminable upon two weeks' notice and without expense.

                  5.1.8. UPDATE OF FINANCIAL STATEMENTS. PSB will deliver Subsequent PSB Financial Statements to FCFG, as soon as possible and not later than thirty (30) days following the end of each relevant period. The Subsequent PSB Financial Statements:

                  (a) will be prepared from the books and records of PSB.

                  (b) will present fairly the financial position and operating results of PSB at the times indicated and for the periods covered.

                  (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments.

                  (d) will reflect all liabilities, contingent or otherwise, of PSB on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

                  5.1.9. AUDIT OF FINANCIAL STATEMENTS. To the extent necessary to satisfy regulatory requirements in connection with the solicitation of proxies from its stockholders, PSB will furnish audited statements of financial condition and related statements of income changes in cash flows and stockholder equity for the years ended December 31, 1993 and 1994.

                  5.1.10. NO SOLICITATION. Neither PSB nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of PSB or enter into discussions concerning any such acquisition, except as otherwise required by the PSB Board Duty. No such party will make available to any person not affiliated with PSB any information about its business or organization that is not either routinely made available to the public generally or required by the PSB Board Duty.

                  5.1.11. STATUS OF TITLE/LEASEHOLD INTERESTS. PSB will provide FCFG with title reports issued by a title insurance company reasonably satisfactory to FCFG, showing unencumbered fee simple title or vendee's interest to all real Property owned by PSB, other than other real estate owned, and unencumbered leasehold interests in all real Property leased by PSB, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by FCFG or may be consistent with Section 4.1.9 (without reference to any exceptions that may be set forth in Schedule 8). PSB will also provide to FCFG copies of existing title policies held in its files, unless PSB has reason to know of subsequent changes affecting such policies or unless FCFG expressly requests an updated policy for any specific piece of property.

                  5.1.12. REVIEW OF LOANS. Immediately after the signing of this Agreement, PSB will permit FCFG to update its examination of PSB's loans to determine credit quality and the adequacy of PSB's allowance for loan losses. A designated representative of FCFG will review proposed investments or sale of investments and proposed loans or loan renewals, other than loans less than $50,000 and Residential Mortgage Loans. Loans made by PSB following disapproval by the review representative of FCFG will be, if requested by FCFG, purchased from PSB by the directors of PSB at or prior to Closing. Investments made after disapproval by the representative of FCFG will at FCFG's request be purchased from PSB by the directors of PSB at or prior to Closing. Disapprovals by FCFG's designated representative will be in writing within 48 hours of presentation of proposed loans, loan renewals, sale or purchase of investments. Purchase of loans and investments by the directors of PSB at or prior to Closing will be at par with appropriate accruals, collateral and other elements of the loans or investments.

         5.2. REGISTRATION STATEMENT.

                  5.2.1. PREPARATION OF REGISTRATION STATEMENT. FCFG and PSB contemplate that a Registration Statement on Form S-4 (the "Registration Statement") will be filed by FCFG with the SEC under the Securities Act for registration of the FCFG Common Stock to be issued in connection with the Transaction and that the parties will prepare a related prospectus/proxy statement to be mailed to the shareholders of PSB (together with any amendments and supplements to such prospectus/proxy statement, the "Prospectus/Proxy Statement"). The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to (a) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and (b) obtain the clearance of the SEC, any appropriate state securities regulators, and any other required regulatory approvals, to issue such Prospectus/Proxy Statement. Without limiting the generality of the foregoing, nothing will be contained in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by such party, which approval will not be unreasonably withheld.

                  5.2.2. SUBMISSION TO SHAREHOLDERS.

                  (a) PSB will submit the Prospectus/Proxy Statement to, and will use its best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. PSB will provide copies of such submissions for review by FCFG.

                  (b) PSB will promptly take the action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a shareholders meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement, such date to be the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to PSB shareholders without objection by the SEC or other Governmental Entities having jurisdiction with respect to proxy solicitation or other aspects of the Transaction, provided that PSB will have at least 30 days to solicit proxies. Except as otherwise required by law, the board of directors and officers of PSB will recommend to the shareholders of PSB that such shareholders approve the Transaction.

         5.3. SUBMISSION TO REGULATORY AUTHORITIES. Representatives of FCFG and the Bank will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Transaction. FCFG will provide copies of such applications for review by PSB. These are expected to include:

         (a) An application to or request for waiver from the Federal Reserve.

         (b) An application to the FDIC and related filings regarding the Merger.

         (c) An application to the Director and related filings regarding the Merger.

         5.4. ANNOUNCEMENTS. Without prior consultation with the other parties to this Agreement, neither PSB, FCFG nor the Bank will hold any press interview or conference or make any written announcements or statements to the public or to PSB's employees concerning the Transaction.

         5.5. CONSENTS. PSB, FCFG and the Bank each will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to permit FCFG, the Bank, and PSB to consummate the Transaction.

         5.6. FURTHER ACTIONS. The proper officers of FCFG, the Bank, and PSB, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements (including requesting accounting waivers), do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

         5.7. NOTICE. PSB will provide FCFG and the Bank with prompt written notice of:

                  (a) Any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to PSB.

                  (b) The commencement of any proceeding against PSB by or before any court or governmental agency, individually or in the aggregate, that might have a Material Adverse Effect with respect to PSB.

                  (c) Acquisition of an ownership or leasehold interest in any real property or, if other than in the ordinary and usual course of its business, any personal property.

         5.8. CONFIDENTIALITY. FCFG, the Bank, and PSB each will hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that is required by law to be disclosed, otherwise is available on a nonconfidential basis, or has become public without fault of the receiving party. If the Transaction is not completed, FCFG, the Bank and PSB each will return to the others all confidential documents obtained from them, and each agrees that it will not use any nonpublic information obtained pursuant to this Agreement or in connection with the Transaction.

         5.9. AFFILIATE LETTERS. No later than thirty (30) days following the execution and delivery of this Agreement, PSB will deliver to FCFG, after consultation with legal counsel, a list of names and addresses of those persons deemed to be "affiliates" of PSB with respect to the Merger within the meaning of SEC Rule 145. PSB will deliver, or cause to be delivered, to FCFG not later than the Effective Date, from each of the "affiliates" of PSB so identified, a letter dated as of the date of its delivery, in form satisfactory to FCFG.

         5.10. UPDATE OF FINANCIAL STATEMENTS. FCFG will deliver Subsequent FCFG Financial Statements to PSB, as soon as possible and not later than thirty (30) days following the end of each relevant period. The Subsequent FCFG Financial
Statements:

                  (a) will be prepared from the books and records of FCFG.

                  (b) will present fairly the financial position and operating results of FCFG at the times indicated and for the periods covered.

                  (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments.

                  (d) will reflect all liabilities, contingent or otherwise, of FCFG on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

         5.11. AVAILABILITY OF FCFG'S BOOKS, RECORDS AND PROPERTIES. FCFG will provide PSB with access to board and committee minutes and regulatory reports and correspondence of FCFG and the Bank.

         5.12. CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. FCFG will not do or cause to be done anything that would cause any representation or warranty in Section 4.1 to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by PSB.

                                   SECTION 6.
                            APPROVALS AND CONDITIONS

         6.1. REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

         6.2. CONDITIONS TO OBLIGATIONS OF FCFG AND THE BANK. All obligations of FCFG and the Bank pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

                  6.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of PSB contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date). PSB will have delivered to FCFG and the Bank its certificate to that effect, executed by an Executive Officer of PSB and dated as of Closing.

                  6.2.2. COMPLIANCE. PSB will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. PSB will have delivered to FCFG and the Bank its certificate to that effect, executed by an Executive Officer of PSB and dated as of Closing.

                  6.2.3. NO MATERIAL ADVERSE EFFECT. There will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, having or potentially having a Material Adverse effect with respect to PSB, and the certificate of PSB referred to in Section 6.2.2 will so state.

                  6.2.4. FINANCIAL CONDITION. The following will be true as of Closing, and the certificate of PSB referred to in Section 6.2.2 will so state:

                  (a) PSB Final Capital will not be less than the PSB Target Capital.

                  (b) PSB's allowance for possible loan and lease losses will be adequate to absorb PSB's anticipated loan and lease losses and, in any case, will not be less than the greater of (i) $400,000 or (ii) an amount determined by Knight, Vale & Gregory by applying to each of PSB's loans FCFG's standard reserve factors.

                  (c) The reserves set aside for the contingent liabilities reflected in the Subsequent PSB Financial Statements will be adequate to absorb all reasonably anticipated losses.

                  6.2.5. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

                  6.2.6. EXECUTION OF ADDITIONAL AGREEMENTS. The agreements described in Section 7 will have been executed and delivered to FCFG and the Bank.

                  6.2.7. APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required in connection with this Agreement, the Transaction, and all other related legal matters will have been approved by counsel for FCFG and the Bank.

                  6.2.8. SCHEDULES AND EXHIBITS. The contracts, proceedings and other information that are set forth in summary form in the Schedules and the Exhibits will have been reviewed in detail and expressly accepted or otherwise acted upon by FCFG within 45 days after the date of this Agreement.

                  6.2.9. CORPORATE AND SHAREHOLDER ACTION. The board of directors and shareholders of PSB will each have approved the Transaction.

                  6.2.10. TAX OPINION. FCFG and the Bank will have obtained from Knight, Vale & Gregory, and delivered to PSB, an opinion addressed to PSB and in form and substance reasonably satisfactory to PSB and its counsel, to the effect that consummation of the

         Transaction in accordance with this Agreement will not result in a taxable event for PSB or FCFG, and otherwise will have each of the effects specified below:

                  (a) The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                  (b) Pursuant to the provisions of Section 354(a)(1) of the Code, no gain or loss will be recognized with respect to each stockholder of PSB who, pursuant to the provisions of Section 2, exchanges his or her shares of PSB Common Stock solely for shares of FCFG Common Stock.

                  (c) The payment of cash to a PSB shareholder in lieu of a fractional share of FCFG Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code.

                  6.2.11. LEGAL OPINION. FCFG and the Bank will have obtained from Rothgerber, Appel, Powers & Johnson LLP, counsel for PSB, a legal opinion in the form of Exhibit A.

                  6.2.12. AFFILIATE LETTERS. FCFG and the Bank will have received the affiliate list and letters specified in Section 5.9.

                  6.2.13. REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of FCFG Common Stock to be issued to PSB shareholders pursuant to Section 2 will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall and remain in effect.

                  6.2.14. CONSENTS. PSB will have obtained the consents listed in Schedule 6.

                  6.2.15. PSB DIRECTORS TO SERVE ON COMBINED BANK BOARD. PSB will have identified two PSB directors who are satisfactory to FCFG and willing to serve on the Combined Bank's board of directors.

                  6.2.16. SOLICITATION OF EMPLOYEES. Neither any member of the board of directors of PSB nor any entity with which any such director is affiliated will have solicited any employee of PSB, FCFG or the Bank with the intention of causing such employee to terminate his or her employment with PSB, FCFG or the Bank, as the case may be.

                  6.2.17. PSB OPTIONS. The board of directors of PSB or any committee administering the PSB Stock Option Plan will have caused each PSB Option that is not exercised prior to the Effective Date or held by an individual who is entitled to receive FCFG Options pursuant to
         Section 2.3.8 to terminate as of the Effective Date.

                  6.2.18. TERMINATION OF BENEFIT PLANS. The board of directors of PSB shall have taken all necessary action to terminate, as of the Effective Date, all Plans and other employee benefit arrangements (whether in written form or not) maintained by PSB solely for the benefit of its executive employees, except the Executive Supplemental Income Agreements with Messrs. Edwards, Johansen, Arthur, and Ms. Colleen Dorian.

                  6.2.19. OTHER MATTERS. FCFG will have received such other opinions, certificates, and documents as FCFG may reasonably request in connection with this Agreement and the Transaction.

         6.3. CONDITIONS TO OBLIGATIONS OF PSB. All obligations of PSB pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

                  6.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of FCFG and the Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date). FCFG and the Bank will have delivered to PSB their respective certificates to that effect, executed by duly authorized officers of FCFG and the Bank and dated as of Closing.

                  6.3.2. COMPLIANCE. FCFG and the Bank each will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. FCFG and the Bank will have delivered to PSB their respective certificates to that effect, executed by duly authorized officers of FCFG and the Bank and dated as of Closing.

                  6.3.3. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

                  6.3.4. CORPORATE AND SHAREHOLDER ACTION. The board of directors of FCFG and the Bank, and the shareholder of the Bank, will each have approved the Transaction.

                  6.3.5. TAX OPINION. The tax opinion specified in Section
         6.2.10 will have been delivered to PSB.

                  6.3.6. MATERIAL ADVERSE CHANGE. There will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, having or potentially having a Material Adverse effect with respect to FCFG, and the certificate of FCFG referred to in Section 6.3.2 will so state.

                  6.3.7. REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of FCFG Common Stock to be issued to Shareholders pursuant to Section 2.2 and as described in Section 2.3 will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

                                   SECTION 7.
                        DIRECTORS, OFFICERS AND EMPLOYEES

         7.1. DIRECTORS. Each of the directors of PSB who are appointed to the board of directors of the Combined Bank pursuant to Section 2.2.3 will enter into written agreements, in the form attached as Exhibit B, providing that for a period of three years after Closing, no such person will become involved, directly or indirectly, as a principal shareholder, director or officer of any financial institution that competes with FCFG, the Bank, PSB or any of their affiliates.

         7.2. KEY EMPLOYEES. Michael D. Edwards and the Bank will enter into an employment agreement in the form of Exhibit C. Each of the other PSB employees who are listed in Schedule 13 will be retained by the Bank in substantially the same position held at PSB prior to closing for one year following the Closing and shall be paid salaries that are generally comparable to the salaries received by such employees in connection with their employment by PSB, except that any such employee may be terminated at any time, with or without cause, by Michael D. Edwards or, if Edwards terminates his employment with the Bank without good reason or his employment is terminated by the Bank for cause, by the Bank.

         7.3. EMPLOYEE BENEFIT ISSUES.

                  7.3.1 BENEFITS. FCFG and the Bank presently intend to allow current employees of PSB who are employed with the Combined Bank following consummation of the Transaction ("Continuing Employees") to participate in certain employee benefit plans and stock purchase plans in which employees of FCFG and the Bank currently participate. In connection with such participation, Continuing Employees will receive credit for prior service with PSB for purposes of determining eligibility and vesting. Subject to the foregoing, FCFG confirms to PSB its present intention to provide Continuing Employees with employee benefit programs in the aggregate generally not less favorable to such employees than those being provided to employees of FCFG.

                  7.3.2. TRANSFER OR MERGER OF GROUP PLAN. Unless prior to Closing participants in the ESOP have elected to terminate the ESOP, the ESOP shall be merged into the FCFG-KSOP at Closing.

                  7.3.3. NO CONTRACT CREATED. Nothing in this Agreement will give any employee of PSB a right to continuing employment, except as provided in Exhibit C.

                                   SECTION 8.
             TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

         8.1. TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing, whether before or after applicable approval of this Agreement by the shareholders of PSB, as follows:

                  8.1.1. MUTUAL CONSENT. By mutual consent of the parties to this Agreement, provided that the board of directors of each such party so determines by a vote of a majority of the members of the entire Board.

                  8.1.2. CONDITIONS TO OBLIGATIONS OF FCFG/BANK NOT MET. By the board of directors of FCFG and the Bank if, by April 30, 1997, any of the conditions set forth in Sections 6.1 and 6.2 has not been satisfied.

                  8.1.3. CONDITIONS TO OBLIGATIONS OF PSB NOT MET. By the board of directors of PSB, if, by April 30, 1997, any of the conditions set forth in Sections 6.1 and 6.3 has not been satisfied.

                  8.1.4. BOOK VALUE OF FCFG COMMON STOCK. By the board of directors of PSB if the per share Book Value of FCFG Common Stock as of the Pricing Date, determined in accordance with GAAP, is less than $11.38.

                  8.1.5. BOOK VALUE OF PSB COMMON STOCK. By the board of directors of FCFG if the per-share Book Value of PSB Common Stock as of the Pricing Date, determined in accordance with GAAP, is less than $22.60.

                  8.1.6. ADJUSTMENTS TO ALLOWANCE. By the board of directors of PSB if (i) the amount computed in accordance with Section 6.2.4(b)(ii) is greater than the amount that Knight, Vale & Gregory have determined (based upon the application of PSB's standard reserve factor) to be adequate to absorb PSB's anticipated loan and lease losses and (ii) FCFG has not waived compliance with Section 6.2.4(b)(ii).

         8.2. COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement pursuant to Section 8.1, PSB, FCFG and the Bank each will pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to any other party; provided, however, that upon unilateral termination of this Agreement as a result of the Fault of any party to this Agreement, the party at fault will be liable to the other unaffiliated party or parties to this Agreement for Liquidated Damages.

                                   SECTION 9.
                                  MISCELLANEOUS

         9.1. NOTICES. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                                       PRAIRIE SECURITY BANK

                                       608 Yelm Avenue East
                                       P.O. Box 5060
                                       Yelm, WA 98597-5060
                                       Attn: Michael D. Edwards

           with a copy to:             William P. Johnson
                                       Rothgerber, Appel, Powers & Johnson LLP
                                       1200 17th Street, Suite 3000
                                       Denver, Colorado 80202

                                       FCFG AND THE BANK
                                       721 College Avenue
                                       P.O. Box 3800 (98509-3800)
                                       Lacey, Washington (98503)
                                       Attn: Ken F. Parsons

         with a copy to:               Mark C. Lewington
                                       Graham & Dunn
                                       1420 Fifth Avenue, 33rd Floor
                                       Seattle, WA 98101-2390

or to such other address or person as any party may designate by written notice to the other.

         9.2. WAIVERS AND EXTENSIONS. PSB, FCFG or the Bank may, by written instrument, extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

                  (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

                  (b) compliance with any of the covenants of any other party;
         and

                  (c) any other party's performance of any obligations pursuant to this Agreement and any other condition precedent set out in Section 6.

Any waiver or extension pursuant to this Agreement will be executed by the Chief Executive Officer of the party granting such waiver or extension.

         9.3. CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (a) contains the entire understanding of the parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (b) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (c) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (d) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         9.4. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Except for the covenants set forth in Section 5.8 (as to confidentiality), the representations, warranties and covenants set forth in this Agreement will not survive Closing or the termination of this Agreement.

         9.5. ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to receipt of its costs and expenses, including reasonable attorneys' fees.

         9.6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that certain matters may be governed by federal law.

                                   SECTION 10.
                                   AMENDMENTS

         Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the Boards of Directors of PSB, FCFG and the Bank, whether before or after the meeting of shareholders referred to in Section 5.2.2.

         TO WITNESS THE FOREGOING, the parties have executed this Agreement as of the date first above written.

                                  FIRST COMMUNITY FINANCIAL
                                  GROUP, INC.

                                  By /s/ Ken F. Parsons
                                    -------------------------------------------
                                  Name:  Ken F. Parsons
                                  Title: President and CEO

                                  FIRST COMMUNITY BANK

                                  By /s/ Ken F. Parsons
                                    -------------------------------------------
                                  Name:  Ken F. Parsons
                                  Title: Chairman and CEO

                                  PRAIRIE SECURITY BANK

                                  By  /s/ Michael D. Edwards
                                    -------------------------------------------
                                  Name:  Michael D. Edwards
                                  Title: CEO

STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF THURSTON    )

         On this 11th day of September, 1996, before me personally appeared Ken
F. Parsons, to me known to be the President and Chief Executive Officer of FIRST COMMUNITY FINANCIAL GROUP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                       ________________________________________
                                       Print Name______________________________
                                       NOTARY PUBLIC in and for the State
                                       of Washington, residing at______________
                                       My commission expires___________________

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF THURSTON      )

         On this 11th day of September, 1996, before me personally appeared Ken
F. Parsons to me known to be the Chief Executive Officer of FIRST COMMUNITY BANK, the banking corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said banking corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said banking corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                       ________________________________________
                                       Print Name______________________________
                                       NOTARY PUBLIC in and for the State
                                       of Washington, residing at______________
                                       My commission expires___________________

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF PIERCE        )

         On this 11th day of September, 1996, before me personally appeared Michael D. Edwards, to me known to be the Chief Executive Officer of PRAIRIE SECURITY BANK, the banking corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said banking corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said banking corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                       ________________________________________
                                       Print Name______________________________
                                       NOTARY PUBLIC in and for the State
                                       of Washington, residing at______________
                                       My commission expires___________________

         The undersigned, being a member of the board of directors of PRAIRIE SECURITY BANK ("PSB"), hereby consents to the Plan and Agreement of Reorganization and Merger dated as of September 11, 1996, between First Community Financial Group, Inc., First Community Bank, and PSB (the "Agreement"), and agrees, subject only to the PSB Board Duty, to support the Agreement, to recommend its adoption by the other shareholders of PSB, and (in his capacity as shareholder) to vote his shares of capital stock in favor of the Agreement.

         Subject only to the PSB Board Duty, the undersigned hereby further agrees to refrain from (a) negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of PSB from the date of the Agreement through the special meeting of the shareholders of PSB at which the transactions contemplated by the Agreement will be considered, and (b) any other actions or omissions inconsistent with the transactions contemplated by the Agreement.

         In the event of an unsolicited offer by a third person to acquire substantially all of the stock or assets of PSB, should the undersigned, as a member of the board of directors of PSB, in the exercise of the PSB Board Duty, refuse to consummate the Merger contemplated in the Agreement or refuse to vote his shares in favor of the Agreement, damages shall be limited to the Liquidated Damages in accordance with Section 8.2, and there shall be no personal liability to the undersigned. However, nothing contained in this paragraph shall be construed to limit the right of FCFG or the Bank against any person not a signatory hereto, or against those directors who voted not to consummate the exchange and did so other than in the exercise of the PSB Board Duty.

         The capitalized terms above have the meaning set forth in Section 1 of the Agreement.

                                       /s/_____________________________________
                                          Director Name

                                   SCHEDULE 1
                                  (SECTION 2.2)

                                     OFFICES

         FIRST COMMUNITY FINANCIAL GROUP, INC. AND FIRST COMMUNITY BANK

Main Office                            721 SE College Street
                                       Lacey, Washington 98503

5th and Franklin Branch                223 SE 5th Avenue
                                       Olympia, Washington 98501

Olympia East Branch                    2124 Pacific Avenue
                                       Olympia, Washington 98506

Tumwater Branch                        5210 Capitol Boulevard
                                       Tumwater, Washington 98501

Yelm Branch                            101 Yelm Avenue West
                                       Yelm, Washington 98597

Elma Branch                            313 West Waldrip
                                       Elma, Washington 98541

Hoquiam Branch                         2543 Simpson Avenue
                                       Hoquiam, Washington 98550

Fircrest Branch                        1902 64th Avenue West
                                       Tacoma, Washington 98466

74th Street Branch                     3906-A South 74th Street, Suite 105
                                       Tacoma, Washington 98409-1047

Centralia Branch                       1230 S. Gold Street
                                       Centralia, Washington 98531

                              PRAIRIE SECURITY BANK

Yelm Branch*                           608 Yelm Avenue East
                                       Yelm, Washington 98597

Olympia Branch                         711 South Capitol Way
                                       Suite 606
                                       Olympia, Washington 98501

Eatonville Branch                      121 Washington Avenue North
                                       Eatonville, Washington 98328

* Mortgage Department located in separate building at this location.

                                   SCHEDULE 2
                                 (SECTION 2.2.3)

              NAMES AND ADDRESSES OF INITIAL DIRECTORS AND OFFICERS
                                OF COMBINED BANK

INITIAL DIRECTORS OF COMBINED BANK

Directors from First Community Bank*

Ken F. Parsons, Chairman
A. Richard Panowicz, Vice Chairman
Lowell E. Bridges
Linda E. Buckner
E. Paul DeTray
John D. Durney
William E. Hartman, Jr.
John A. Huber
Jewell C. Manspeaker
Patrick L. Martin
Willis G. Martin
Michael N. Murphy
Michael A. Price
Roland A. Rants
Kenneth M. Wilcox

Directors from Prairie Security Bank

Michael D. Edwards

Larry Schorno

Thomas Gorman

* Mailing addresses for directors and officers: First Community Bank, PO Box 3800, Lacey, WA 98509-3800.

                        INITIAL OFFICERS OF COMBINED BANK

                       Officers from First Community Bank*

Ken F. Parsons                     Chief Executive Officer

James F. Arneson                   Executive Vice President, Chief Financial Officer and
                                   Treasurer

John Huber                         Executive Vice President, Grays Harbor Regional
                                   Manager

Stan Wisch                         Senior Vice President, Loan Administrator

Mark D. Frieburg                   Senior Vice President, Special Credits

Douglas S. Prull                   Senior Vice President, Regional Manager

Jon M. Jones                       Vice President, Regional Manager

Lori L. Fobes                      Vice President, Facilities and Administration

Joseph Beaulieu                    Vice President, Marketing

Patricia A. Graves                 Vice President, Operations

Judy Johnson                       Vice President, Pierce County Regional Manager

Patrick E. McClelland              Assistant Vice President,
                                   Investment Services Manager

Rose Sparkman                      Vice President, Grays Harbor District Manager

Kathleen J. O'Neil                 Vice President, Business Banking Manager

Sarah Sandvold                     Vice President, Business Banking Manager

Joe Goralski                       Assistant Vice President,
                                   Business Banking Manager

Kris Dunham                        Assistant Vice President,
                                   Business Banking Manager

Bruce W. Kilen                     Assistant Vice President,
                                   Business Banking Manager

Sandi K. Wilson                    Assistant Vice President,
                                   Business Banking Manager

* Mailing addresses for directors and officers: First Community Bank, PO Box 3800, Lacey, WA 98509-3800.

Debbie Schonack                    Assistant Vice President,
                                   Marketing Product Manager

Cathie Varnadore                   Assistant Vice President,
                                   Business Banking Manager

Mary James                         Assistant Vice President,
                                   Business Development Officer

Barbara A. Johnson                 Assistant Vice President -
                                   Mortgage Loan Underwriter

Lynn Paylor                        Business Banking Manager

Carlotta Strickland                Branch Customer Service Manager

Becky Cleary                       Branch Customer Service Manager

Jeannette Zwarum                   Branch Customer Service Manager

Lois Zillges                       Operations Officer

Peggy Byrne                        Lending Officer

* Mailing addresses for directors and officers: First Community Bank, PO Box 3800, Lacey, WA 98509-3800.

                       Officers from Prairie Security Bank

Michael D. Edwards                 President, PSB

Roger Johansen                     Vice President, PSB

James Arthur                       Vice President, PSB

Colleen Dorian                     Assistant Cashier, PSB

Debi Hamilton                      Operations Manager, PSB

Sharon Scholl                      Executive Admin., PSB

Patti Wheeler                      AVP Marketing, PSB

                                   SCHEDULE 3
                                  (SECTION 4.1)

              GENERAL EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

FIRST COMMUNITY FINANCIAL GROUP, INC.

An August 27, 1996, the Internal Revenue Service commenced an audit of the 1994 consolidated income tax return for First Community Financial Group, Inc. and Subsidiaries. Management has received no indication from the IRS that there will be any change in income tax liability. The audit is still in process, however, and final results will not be known until its conclusion.

FIRST COMMUNITY BANK

None.

PRAIRIE SECURITY BANK

None.

                                   SCHEDULE 4
                                 (SECTION 4.1.2)

                                  SUBSIDIARIES

FIRST COMMUNITY FINANCIAL GROUP, INC.

            Subsidiary                                              % Ownership by FCFG or Sub.
First Community Bank                                                       100% by FCFG

Premises, Inc.                                                             100% by FCFG

Information Management Systems, Inc.                                       100% by FCFG

First Financial Investment Services, Inc.                                   100% by FCB
     (Undergoing name change to:
     FCB Financial Services, Inc.)

PRAIRIE SECURITY BANK

PSB Capital, Inc.

         - Corporation formed July 5, 1995; capitalized with $50,000 bank's funds.

         - Existing officers: M. D. Edwards, Chairman; Jim Arthur, Secretary-Treasurer.

         -    Directors: M.D. Edwards, Jim Arthur, Roger Johnasen.

         - Company provided secondary market commercial real estate loans primarily in the $250,000 up category. Principals has broad base of institutional, insurance companies and pension fund lenders.

         - Corporation is in process of being phased out and is presently located at the Yelm branch. Operations office in Tacoma ceased operating April 30, 1996. Office has not been sub-let.

                                   SCHEDULE 5
                                 (SECTION 4.1.3)

                               STOCK OPTION PLANS

FIRST COMMUNITY FINANCIAL GROUP, INC.

                         Name of Plan                                    No. Options Outstanding
Employee Stock Ownership Plan                                                       0

Employee Stock Option and Restricted Stock Award Plan                            298,879

Stock Option Plan for Non-Employee Directors                                      75,280


FIRST COMMUNITY BANK

None.

PRAIRIE SECURITY BANK

                         Name of Plan                                    No. Options Outstanding

Incentive Stock Option & Nonstatutory Stock Option Plan

       Employees                                                                  34,479
       Directors                                                                  10,888

                                   SCHEDULE 6
                                 (SECTION 4.1.5)

                              THIRD PARTY CONSENTS

FIRST COMMUNITY FINANCIAL GROUP, INC. AND FIRST COMMUNITY BANK

None.

PRAIRIE SECURITY BANK

None.

                                   SCHEDULE 7
                                 (SECTION 4.1.7)

                                CLASSIFIED ASSETS

FIRST COMMUNITY FINANCIAL GROUP, INC. AND FIRST COMMUNITY BANK

[To be determined as of pricing date.]

PRAIRIE SECURITY BANK

[To be determined as of pricing date.]

                                   SCHEDULE 8
                                 (SECTION 4.1.9)

                                  ENCUMBRANCES

FIRST COMMUNITY FINANCIAL GROUP, INC.

None.

FIRST COMMUNITY BANK

Yelm Branch
     Purchase Contract with George and Vila Narozonick -- $100,000 (August 31,
     1996)
         - $125,000 down with two payments of $100,000 each, payable June 1996 and June 1997, plus accrued interest at a rate of 6%.

5th & Franklin Branch
     Key Bank of Washington Loan -- $742,000 (August 31, 1996)
         -    10 year term loan entered into September 1994
         -    Terms: 1.25% above prime

Tumwater Branch
     Lease (Land Only)
         -    5 year term with four - 10 year extensions (45 year lease, expires
              2034)
         -    Lease payments of $2,841 per month.


PRAIRIE SECURITY BANK

Eatonville Branch
     Ground lease (PSB owns building).
         - 5 year term commencing May 1, 1994, with options to extend lease for three additional five year lease periods.
         - Beginning payment: $1,200 per month, with 5% increases yearly on anniversary through 60th month.

Olympia Branch
     Lease.
         - Commenced May 15, 1993 and ended May 30, 1996. Presently renting month-to-month at $1,853.80 per month.

Mortgage Department
     Lease
         - Lease of 2497 sq. ft. in the Prairie Park Business Park located behind Yelm Branch.
         - Two year lease which commenced September 1, 1995 and ending September 1, 1997.
         -    Monthly rent is $2,621.85.

Federal Home Loan Bank
     $2,385,000 (as of September 3, 1996)

Key Bank and U.S. Bank
         Two lines of credit for $1,000,000 each. Neither line of credit is being used as of September 3, 1996.

                                   SCHEDULE 9
                                (SECTION 4.1.10)

                       COMPLIANCE WITH LAWS AND LITIGATION

FIRST COMMUNITY FINANCIAL GROUP, INC.

None.

FIRST COMMUNITY BANK

The Bank is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of Management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Bank.

PRAIRIE SECURITY BANK

In compliance with all laws; no litigation.

                                   SCHEDULE 10
                                (SECTION 4.1.13)

                                    INSURANCE

FIRST COMMUNITY FINANCIAL GROUP, INC. AND FIRST COMMUNITY BANK

1    Directors and Officers Liability Insurance.
     Company:  Progressive Insurance
     Due Date:  June 1, 1997

2    Financial Institutions Bond.
     (Including Excess Bank Employees Dishonesty Bond)

     Company:  Progressive Insurance
     Due Date:  June 1, 1997

3    Property, Liability, Umbrella

     Agent:  Durney Agency, Inc.
     Company:  USF&G
     Due Date:  10/17/96

PRAIRIE SECURITY BANK

1    Property, Liability

     Company:  SAFECO
     Due Date:  7/1/97

2    Financial Institutions Bond

     Company:  BancInsure
     Due Date:  5/16/97

                                   SCHEDULE 11
                                (SECTION 4.1.15)

                             EMPLOYEE BENEFIT PLANS

FIRST COMMUNITY FINANCIAL GROUP, INC.

         Benefit Plans

- -   Employee Stock Ownership Plan with 401(k) Provisions
- -   Employee Stock Option and Restricted Stock Award Plan
- -   Stock Option Plan for Non-Employee Directors
- -   Incentive Compensation Plan
- -   Executive Supplemental Income Plan
- -   Director Deferred Income Plan

         Agreements

- -   Employment Agreement between Ken F. Parsons and FCFG, dated November 20,
    1992.
- -   Employment Agreement between James F. Arneson and FCFG, dated March 1, 1993.

FIRST COMMUNITY BANK

         Benefit Plans

Same as FCFG.

         Agreements

Same as FCFG.

PRAIRIE SECURITY BANK

         Benefit Plans

- -   Employee Stock Ownership Plan
- -   Incentive Compensation Plan
- -   Executive Supplemental Income Plan
- -   Director Deferred Income Plan
- -   Incentive Stock Option & Nonstatutory Stock Option Plan

         Agreements

None

                                   SCHEDULE 12
                                (SECTION 4.1.17)

                               MATERIAL CONTRACTS

FIRST COMMUNITY FINANCIAL GROUP, INC

None.

FIRST COMMUNITY BANK

None.

PRAIRIE SECURITY BANK

              NAME OF PROVIDER:                              SERVICES PROVIDED:                     EXP. DATE:
Armored Express                                  Courier for Cash Shipments to/from Fed       7/3/97

Compliance Services, Inc.                        Compliance auditing and consulting           7/31/97

ETAdvantage                                      ATM  maintenance & repair                    6/30/97

Patty Lally & Co.                                Monthly payroll & budget reports             12/31/96

Mark Woytowich                                   Outside Marketing Promos                     12/31/96

System Analysis, Inc.                            Data processing                              12/31/97

Deluxe Check Printers                            Check printing                               8/1/97

Knight, Vale & Gregory                           Computer Consultant                          n/a

Knight, Vale & Gregory                           Auditing                                     n/a

Kleen Sweep                                      Janitorial

Tolechek                                         Debt Referral                                n/a

ChekSystems                                      Check Verification

Buildings by Juarez                              Janitorial-Eatonville                        annually 9/1

Transalliance                                    ATM-Debit Card Program                       3/31/98

Alexandra Ross                                   Human Resources Consultant                   n/a

Capitol Alarm                                    Alarm Monitoring                             annually on 12/15

Mosler, Inc.                                     Equipment Maintenance, vault, etc.           annually on 3/12

Bankers Systems, Inc.                            IRA Reporting                                n/a

                                   SCHEDULE 13
                                  (SECTION 7.2)

                                  KEY EMPLOYEES

PRAIRIE SECURITY BANK

Roger Johansen
Vice President

Jim Arthur
Vice President

Patti Wheeler
Assistant Vice President

Sharon Scholl
Executive Administrator

Colleen Dorian
Assistant Cashier

                                    EXHIBIT A

                           OPINION OF COUNSEL FOR PSB

                               ______________, 1996

First Community Financial Group, Inc.
First Community Bank
721 College
Lacey, WA  98503

Ladies and Gentlemen:

         We have acted as counsel for Prairie Security Bank, a banking corporation organized under the laws of the State of Washington ("PSB"), in connection with the negotiation, execution, and delivery of the Plan and Agreement of Merger dated as of __________, 1996, between First Community Financial Group, Inc. ("FCFG"), First Community Bank (the "Bank"), and PSB (the "Agreement"). This opinion letter is rendered pursuant to Section 6.2.11 of the Agreement. Capitalized terms used but not defined in this opinion letter have the meanings assigned to such terms in the Agreement.

         In rendering the opinions set forth below, we have reviewed original, or copies certified or otherwise identified to our satisfaction, of the Agreement and such other documents, corporate records, certificates of public authorities and other instruments as we have deemed necessary for purposes of such opinions. In reviewing the foregoing, we have assumed the genuineness of all signatures, the legal competence of all natural persons signing the Agreement, the authenticity of all documents submitted to or reviewed by us as originals, and the conformity to the authentic original documents of all other documents submitted to or examined by us as certified, conformed or reproduced copies. As to questions of fact material to these opinions, we have relied upon representations in the Agreement, certificates of public officials and statements, certificates or representations, written or oral, of officers or representatives of PSB without seeming to independently establish or otherwise verify them.

         In furnishing our opinions, we also have assumed that (a) the Agreement has been duly authorized, executed, and delivered by FCFG and the Bank, (b) the Agreement constitutes a legal, valid, binding, and enforceable obligation of FCFG and the Bank, and (c) except as stated in the Agreement, there are no documents or agreements between FCFG or the Bank and any third party that would have an effect on the opinions expressed in this letter, and (d) there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence.

         As used in this opinion letter, the expressions "to the best of our knowledge" and "of which we have knowledge" mean the conscious awareness of facts or other information by the lawyers in our office representing the PSB in connection with the negotiation and preparation of the Agreement and by the lawyers in our office who within the last twelve months have represented PSB in connection with any other matters. Such expressions do not include information that might be revealed if there were to be undertaken a canvass of all lawyers in all of our offices or a review of all of our files.

         Based upon the foregoing and subject to the qualifications, limitations, and assumptions set forth in this opinion letter, it is our opinion that:

         1. PSB is a bank validly existing and in good standing under the laws of the State of Washington.

         2. The execution and delivery of the Agreement by PSB, and the consummation by PSB, have been duly authorized by all requisite corporate action on the part of PSB.

         4. The Agreement has been duly executed and delivered by PSB and is a valid and binding obligation of PSB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC, and (B) general principles of equity, whether applied by a court of law or equity.

         5. The execution and delivery by PSB of, and the performance of its agreements in, the Agreement, do not (A) violate any Washington or federal statutory law or regulation applicable to PSB or any judgment, decree or order of which we have knowledge, (B) constitute a breach of or default under any agreement listed in Schedule 12 of the Agreement, (C) violate the Articles of Incorporation or Bylaws of PSB, or (D) require any consent or approval under any such law or regulation or under any such judgment, decree or order, or the consent or approval of any other party to any such agreement or other arrangement, other than such consents and approvals as have been obtained.

         6. To the best of our knowledge: (A) there is no litigation or proceeding against PSB or any of its subsidiaries pending before any court or governmental agency, or that alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and no such litigation or proceeding has been threatened; (B) neither PSB nor any of its subsidiaries nor any of its or their properties, officers, directors, or controlling persons is a part to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity; and (C) PSB has not been advised by any such Governmental Entity that such entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

         7. The Merger has been duly approved by the shareholders of PSB.

         In addition to the qualifications, limitations, and assumptions set forth above, our opinions are subject to the following:

         A.       We express no opinion as to the enforceability of:

                  (1) Provisions relating to the waivers relating to rights, remedies, and defenses;

                  (2) Any reservation of the right to pursue inconsistent or cumulative remedies;

                  (3) Provisions for payment or reimbursement of costs and expenses (including without limitation attorneys fees) in excess of statutory limits or amounts determined to be reasonable by any court or other tribunal, and any provision for payment of attorneys fees other than to the prevailing party;

                  (4) Provisions relating to jurisdiction, venue or choice of law;

                  (5) Limitations on the liabilities of parties for their own negligence or misconduct;

                  (6)      Severability and indemnification provisions; and

                  (7)      The availability of equitable remedies.

         B. A Washington court, or federal court applying Washington law, may consider extrinsic evidence of the circumstances surrounding the mailing of the Agreement to ascertain the intent of the parties using the language employed in the Agreement, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into the Agreement.

         This opinion letter is limited to the application of the laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions. This opinion letter is issued solely for your benefit in connection with the Agreement and the transactions contemplated by the Agreement and is not to be relied upon by any other person without our prior written consent.

                                       Sincerely,

                                       GRAHAM & DUNN

                                    EXHIBIT B

                        FORM OF NONCOMPETITION AGREEMENT
                            (PURSUANT TO SECTION 7.1)

                              DIRECTOR'S AGREEMENT

         This Agreement is made and entered into as of the 11th day of September, 1996, between FIRST COMMUNITY FINANCIAL GROUP, INC. ("FCFG"), FIRST COMMUNITY BANK ("the Bank"), PRAIRIE SECURITY BANK ("PSB"), and
____________________, a Director ("Director") of PSB.

         1. FCFG, the Bank and PSB have entered into a Plan and Agreement of Reorganization and Merger dated as of September 11, 1996 (the "Merger Agreement"), pursuant to which PSB will merge with and into the Bank.

         2. The obligations of FCFG and the Bank to consummate the transactions contemplated by the Merger Agreement is conditioned upon their receipt of noncompetition agreements from certain directors of PSB.

         3. FCFG, the Bank, PSB and Director believe that the future success and profitability of the Bank require that certain of the existing directors of PSB be available to continue to serve as directors of the Bank and not be affiliated in any substantial way with a competing financial institution for a reasonable period of time after Closing, as that term is defined in Section 3.1 of the Merger Agreement.

                                    AGREEMENT

         In consideration of FCFG's and the Bank's performance under the Merger Agreement, Director agrees that he or she will make himself or herself available to serve as a director of the Bank, if requested to do so by FCFG, for a period of one year after Closing, and, for a period of three (3) years after Closing, he or she will not become involved, directly or indirectly, as a shareholder, member, partner, director, officer, or manager of any financial institution that competes with FCFG, the Bank or any of their affiliates within Pierce, Lewis and Thurston Counties.

         Director recognizes and agrees that any breach of this Agreement by Director will entitle FCFG and the Bank, together with their successors or assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies to which such entities may be entitled.

         EXECUTED as of the 11th day of September, 1996.

                                  Director:

                                  --------------------------------------



                                  FIRST COMMUNITY FINANCIAL GROUP, INC.

                                  By____________________________________
                                       Its______________________________

                                  FIRST COMMUNITY BANK

                                  By____________________________________
                                       Its______________________________

                                  PRAIRIE SECURITY BANK

                                  By____________________________________
                                       Its______________________________

                                    EXHIBIT C

               FORM OF EMPLOYMENT AGREEMENT FOR MICHAEL D. EDWARDS

                       FIRST COMMUNITY BANK OF WASHINGTON
                              EMPLOYMENT AGREEMENT

                               Michael D. Edwards

         This AGREEMENT is made and entered into the ____ day of September, 1996, by and between FIRST COMMUNITY BANK and/or assigns, a Washington Banking Corporation (the "Company") and Michael D. Edwards ("Edwards"). This AGREEMENT will become effective upon the day (the "Effective Date") following the merger (the "Merger") of Prairie Security Bank ("PSB") and First Community Bank.

         WHEREAS, Edwards has agreed to become employed by the Company and occupy the position of President; and

         WHEREAS, Edwards desires to serve as President of the Company, and the Company desires to obtain his services and to provide incentive for him to remain with the company; it is, therefore, agreed:

         1. Employment. Edwards agrees to serve the Company as President and Director and to perform all services generally performed by a person in the capacity of President. He will be appointed to serve on the Executive Committee of the Company. Organizational charts and general executive responsibilities (subject to change in the ordinary course of corporate planning) are attached as Exhibit A. This position shall be an exempt position as defined by the Fair Labor Standards Act (FLSA) and not subject to overtime compensation. The Company and Chairman will nominate Edwards as a Director of First Community Financial Group ("FCFG") and use their best efforts to have him appointed/elected to the FCFG Board of Directors.

         2. Duties. Edwards shall serve the Company faithfully and to the best of his ability, devote his entire time and energy to his employment, and use his best efforts and ability to promote the Company's interests. Edwards shall not become involved with any business activity which may conflict with his duties and responsibilities, without written approval of the Chairman. The Company acknowledges that Edwards will continue private and family real estate investments and holdings, but will not let those activities impact his performance and responsibilities to the Company.

         3. Compensation. The Company shall pay Edwards, as compensation for his full-time services during the term of employment:

         A. A salary of $120,000 per annum, which salary shall be payable in equal installments, at least monthly, as set forth in the Company's Policy Manual and subject to review and adjustment annually. Edwards will receive a minimum salary increase of 10% on September 1,

1997. Twelve months after his 10% salary increase and annually thereafter, Edwards will be entitled to raises at least commensurate with raises granted other executive officers and in no event will Edwards' salary be reduced.

         B. Edwards shall be entitled to paid vacation and sick leave, all as more fully specified in the Company's Policy Manual and modified from time to time. Edwards' annual paid vacation accrual shall not be less than five (5) weeks.

         C. Stock Options. On the Effective Date, FCFG will grant Edwards options to acquire 40,000 shares of FCFG common stock at the current market price as of the Effective Date. Vesting for 20,000 shares will be over 5 years with the first 4,000 shares vested after twelve full months of employment, 4,000 shares vested one year later, 4,000 one year later, 4,000 one year later, and the remaining 4,000 vested one year later. The remaining 20,000 will be vested or expire based upon the year end ROA of the Company, as shown in the following table:

- -------------------------------------------------------------------------------------------
    ROA             1.1        1.2          1.3           1.4          1.5          1.6
- -------------------------------------------------------------------------------------------
1997 Shares         500        1,000        2,000         3,000        4,000        5,000
- -------------------------------------------------------------------------------------------
1998 Shares         500        1,000        2,000         3,000        4,000        5,000
- -------------------------------------------------------------------------------------------
1999 Shares         500        1,000        2,000         3,000        4,000        5,000
- -------------------------------------------------------------------------------------------
2000 Shares         500        1,000        2,000         3,000        4,000        5,000
- -------------------------------------------------------------------------------------------

The Company may provide additional stock option opportunities to Edwards, from time to time, at the discretion of the Board of Directors. Additional options granted during the first two (2) years of employment will be commensurate with the options granted to the Chairman during this same time period, based on a ratio of options granted to total base salary; for example, if the Chairman's salary is 50% more than Edwards' salary, Edwards would be entitled to be granted two-thirds of the number of options granted to the Chairman. All unexpired options granted under the Company's Employee Stock Option and Restricted Stock Award Plan "Plan" will vest in the event of a Change of Control. In addition to options granted above, all PSB options to Edwards will be converted in the Merger into options for FCFG common stock, with the number of options and exercise price adjusted by the merger ratio (as defined in the FCFG/PSB Definitive Agreement). Edwards' vested portion of the PSB plan shall be deemed vested in the FCFG Plan.

The above ROA performance scale for additional vested stock options shall be adjusted for extraordinary income and expense items which may not have been included within the annual budget. This would include such Items as special investments sales, sales of unused assets, expansion or acquisition costs, etc.

D. Edwards will participate in an Incentive Program with annual incentive as determined by the Company from time to time based on factors including, but not limited to, the quality of Edward's performance of his assigned duties and the net profits of the Company and FCFG. If Edwards were employed by the Company for the entire year of 1996, his incentive opportunity for each ROA category would have been:

- --------------------------------------------------------------------------------------------------------------------------------
    1.1%         1.2%         1.3%        1.4%         1.5%         1.6%         1.7%         1.8%         1.9%        2.0%
- --------------------------------------------------------------------------------------------------------------------------------
$10,634      $15,519      $23,778      $33,531      $39,089      $44,262     $49,052      $53,459      $57,483      $61,124
- --------------------------------------------------------------------------------------------------------------------------------

In 1996, Edwards shall participate in the above ROA incentive on a prorata basis, based on the number of months he was employed in 1996. The Company minimum target for 1996 is 1.35% ROA and the Company's budget is based on a 1.5% ROA. The incentive for Edwards for the first two (2) years of employment will be the same relationship as the current (1996) incentive relationship to the Chairman; for example, if the Chairman's incentive is 50% more than Edwards', Edwards would be entitled to incentive target equal to two-thirds of the incentive targeted for the Chairman.

The following table shows the ROA Incentive Bonus for Edwards for 1997:

- ---------------------------------------------------------------------------------------------------------------------------------
    1.1%         1.2%         1.3%         1.4%        1.5%         1.6%         1.7%         1.8%         1.9%         2.0%
- ---------------------------------------------------------------------------------------------------------------------------------
$13,825      $20,176      $30,912      $43,591      $50,815      $57,540      $63,768      $69,497      $74,728     $79,461
- ---------------------------------------------------------------------------------------------------------------------------------

The above ROA performance scale for Incentive Bonus shall be adjusted for extraordinary income and expense items which may not have been included within the annual budget. This would include such items as special investments sales, sales of unused assets, expansion or acquisition costs, etc.

         E. The Executive Supplemental Income (ESI) Agreement for Edwards dated November 1, 1992 along with the Income Agreement Addendum dated November 1, 1992 shall remain in place. Edwards agrees to waive accelerated vesting of benefits under his ESI Agreement that may be triggered by the Merger, but otherwise will have a vested and nonforfeitable right to the retirement benefits provided in his ESI Agreement.

         4. Other benefits. Edwards is entitled to the following benefits:

         A. Medical, Dental, Vision, Life insurance and Long-Term Disability insurance as provided to regular full-time employees of the Company;

         B. Voluntary Life Insurance as available to regular full-time employees of the Company;

         C. KSOP Program as provided to regular full-time employees of the Company;

         D. Other benefits as outlined in the Personnel Manual.

         5. Reimbursable Expenses. Edwards is authorized to incur reasonable expenses in performing his duties. The Company acknowledges and agrees that it may be advisable for Edwards to join clubs and/or professional organizations and for the Company to pay the membership fees therefore, all as may hereafter be determined appropriate by the Chairman based on proposals therefore submitted by Edwards. Edwards will be permitted to continue holding IBAA positions currently held and remain active in the financial industry as an integral part of his responsibilities. Edwards shall retain his current bank-owned vehicle. Operating expenses will be paid by the bank until July 1999. Thereafter, the Company will provide an automobile allowance of $500.00 each month in lieu of providing a Company owned vehicle.

         6. Working Facilities. Edwards shall be furnished with such working facilities as are reasonably required by a President to perform his duties.

         7. Term of Employment.

                  A. This Agreement will terminate after sixty (60) months of employment, and may be terminated prior to that date by either party with 30 days notice.

                  B. If this Agreement is terminated (i) by the Company without "cause" (as defined in Section 8, below) or (ii) by Edwards for "good reason" (as defined in paragraph 7.C below), Edwards will be entitled to receive the following:

                           (i) Base Compensation (as defined in Section 3.A) and
Other Benefits (as defined in Section 4) until the sixtieth (60th) month after the Effective Date,

                           (ii) fully vested rights to all stock options granted
or awarded under the Plan, including any "PSB options" (all options will expire if not exercised within three (3) months of termination or such longer period as may he provided under the terms of the Plan or amendments to the Plan), and paid benefits under the ESI Agreement, and

                           (iii) if termination occurs later than 36 months
after the Effective Date, payment under Section 11.C for any part of the "noncompete period" that continues after the date sixty (60) months after the Effective Date.

         C. Edwards has "good reason" to terminate this Agreement if action taken by the Company's Chairman or Board of Directors effectively withdraws from Edwards the authority and responsibility customarily associated with the position of President of a bank subsidiary of a holding company.

         D. In no event will Edwards be entitled to any payments under this Agreement that would violate any applicable banking regulations (including regulations of the Federal Deposit Insurance Corporation as set forth at 12 CFR
Part 359). Any payments under this Agreement will terminate if Edwards violates
Section 11.

         8. Cause. Notwithstanding any provision of this Agreement, the benefits payable on termination which are provided in paragraph 7 and paragraph 11.A, shall not be payable if Edwards' employment is terminated for cause. For the purposes of this Agreement, termination for "cause" means termination because Edwards (a) willfully and continually fails to substantially perform his principal responsibilities with the Company, as outlined in Section 2 (other than any such failure resulting from Edwards' incapacity due to injury or illness), and such failures continue for a period of at least sixty (60) days after a written demand for performance to Edwards by a duly authorized member or representative of the board of directors of the Company that specifically identifies the manner in which it is alleged that Edwards has not substantially performed such duties, (b) is adjudged guilty of any crime involving a breach of his fiduciary duties to the Company or involving moral turpitude, or (c) is adjudged guilty of any felony or (d) willfully and continually fails to comply with any law, rule, or regulation (other than traffic violations or similar minor offenses) or any final cease and desist order of any government agency having jurisdiction over the Company. For purposes of this Agreement, no act or failure to act on the part of Edwards shall be considered "willful" unless done or omitted to be done in bad faith without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company.

         9. Compliance. Edwards agrees to provide his best efforts to comply with all rules and regulations of the Federal Deposit Insurance Corporation and the State of Washington Department of Financial Institutions.

         10. Confidential Information. Edwards acknowledges that in the course of his employment, he will have or obtain knowledge of confidential information and other secrets concerning the Company and its business, actual and prospective customers, and other matters which are valuable to the Company and which the Company does not want disclosed. Edwards promises during employment at the Company and thereafter to maintain all such information on a confidential basis and not to disclose it to any third party, without the Company's prior written consent or at the Company's express instruction. This confidentiality promise of Edwards is intended to and shall apply in the broadest sense possible to information regarding the Company's business activities and actual and prospective customers, and is not intended to be limited solely to matters which might meet the legal definition of "trade secrets" under Washington law. Prior to termination of his employment with the Company Edwards will return all records, files, handbooks, manuals, and any other form of documentation related in any way to the business of the Company. Edwards acknowledges that he shall not be entitled to retain, copy, utilize, or rely upon all or part of any such materials. This section shall survive termination of this Agreement. The existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this Section.

         11. Restrictive Covenant.

         A. If the Company terminates Edwards employment without "cause," or Edwards terminates for "good reason" as defined in Section 7.C of this Agreement, or the Company does not extend an offer for contract renewal for a minimum term of one year at substantially the same compensation and corporate standing in effect at the completion of this Agreement; then Edwards shall not, before the later of sixty (60) months after the Effective Date or twenty-four
(24) months after the date of termination (the "Noncompete Period"), be employed or act in any capacity, either directly or indirectly, or by or far himself or for any partnership, corporation, trust, or company, "participate" (as defined below) in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or its affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over-the-counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization. For the purpose of this Agreement market areas covered by the bank shall be the service areas as delineated in the Company's CRA (Community Reinvestment Act) plan at the time of termination.

         B. If Edwards voluntarily terminates his employment without "good reason" or the Company terminates Edwards for "cause", then Edwards shall not, for a period of 12 months that commences on the date of termination (the "noncompete period"), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company, "participate" (as defined below), in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or it's affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over the counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization.

         C. In addition, Edwards agrees that for a period of 24 months following his termination (whether voluntary or not) he will not (a) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company or (b) induce or attempt to induce any customer, supplier, licensee, or other business relations of the Company to cease doing business with the Company.

During the applicable noncompete period (24 months in subparagraph A or 12 months in subparagraph B), and if Edwards is not receiving compensation from the Company, the Company shall pay Edwards 50% of his base salary. The Company's portion of health insurance premiums shall also continue during this noncompete period. Edwards agrees that in the event of violation by Edwards of this covenant not to compete, then all payments to Edwards under this restrictive covenant shall immediately cease and Edwards shall pay liquidated damages to the Company in the amount of 50% of his base salary per month for each month or part of a month that Edwards is in violation of and continues to violate such agreement.

It is recognized and agreed that damages in such event would be difficult or impossible to ascertain, though great and irreparable, and that this agreement with respect to liquidated damages shall in no event disentitle the Company to injunctive relief.

         D. This Restrictive Covenant may be enforced by an action at law for damages and by an injunction to prohibit the restricted activity. Nothing set forth herein shall prohibit the Company from pursuing all remedies available to it. The parties agree that if a trial judge with jurisdictions over a dispute related to this agreement should determine that any portion of the restrictive covenants set forth in this section is unreasonably broad, that the parties authorize said trial judge narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same.

         E. It is agreed between the parties that this Agreement in its entirety, and in particular the restraints imposed herein upon Edwards, are reasonable both as to time and a to area. The parties additionally agree (i) that the restraints imposed herein upon Edwards are necessary for the protection of the business and goodwill of the Company: (ii) that the restraints imposed herein upon Edwards are not any greater than are reasonably necessary to secure the business of the Company and the goodwill thereof, and (iii) that the degree of injury to the public due to the loss of the service and skill of Edwards upon enforcement of said restraints does not and will not warrant nonenforcement of said restraints.

         F. This section shall survive the termination of this agreement.

            12. Directorship. The Company agrees to extend it's best efforts to maintain Edwards as a Director on the Board of the Company and as a Director on the Board of FCFG. Edwards shall be compensated for his participation as a member of the Board, on the same basis as other employee directors are so paid. Employee directors are not compensated for attending and participating in meetings of committees of the Board.

            13. Proceedings and Attorney's Fees. It is the intention of the parties hereto that this Agreement, the performance hereunder, and all suits and special proceedings hereunder be construed in accordance with, under, and pursuant to the laws of the State of Washington. The substantially prevailing party in any suits or special proceedings shall be entitled to reasonable attorney's fees and costs of suit. The parties agree that the venue of any legal proceedings involving, in whole or in part, any provision of this agreement shall be in Thurston County, Washington, regardless of which party initiates such proceedings.

           14. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or to Edwards at their last known addresses.

           15. Non Waiver. No delay or failure by either party to exercise any right under this Agreement shall constitute a waiver of that or any other right.

           16. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

           17. Entire Agreement. This Agreement represents the entire agreement of the parties. This Agreement supersedes any prior oral or written agreements between the parties on the subject matter hereof. It may be modified only by a subsequent agreement in writing signed by the parties.

         18. Binding Effect. It is agreed that all covenants, terms, and conditions of this Agreement shall extend, apply to, and firmly bind the heirs, executors, administrators, assigns, and successors in interest of the respective parties hereto as fully as the respective parties themselves are bound.

         must provide notice of a special shareholders' meeting at least ten days, and no more than sixty days, prior to the meetingIN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.


- -----------------------------
Michael D. Edwards

FIRST COMMUNITY BANK

By:
   --------------------------
   Ken F. Parsons, Chairman